Exhibit 10.4

Execution Version

CREDIT AND SECURITY AGREEMENT

dated as of October 11, 2018

by and among

WILLIAMS INDUSTRIAL SERVICES GROUP INC.,

and

THE OTHER BORROWERS FROM TIME TO TIME PARTY HERETO,

each as Borrower, and collectively as Borrowers,

and

MIDCAP FINANCIAL TRUST,

as Agent and as a Lender,

and

THE ADDITIONAL LENDERS

FROM TIME TO TIME PARTY HERETO

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (as the same may be amended, supplemented, restated or otherwise modified from time to time, the "Agreement") is dated as of October 11, 2018 by and among WILLIAMS INDUSTRIAL SERVICES GROUP INC., a Delaware corporation (the "Company", and the other Borrowers from time to time party hereto (each individually as a "Borrower", and collectively as "Borrowers"), MIDCAP FINANCIAL TRUST, a Delaware statutory trust, individually as a Lender, and as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein.  Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1      Certain Defined Terms.  The following terms have the following meanings:

"ABL Priority Collateral" means the definition provided for such term in the Intercreditor Agreement.

"Acceleration Event" means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

"Account Debtor" means "account debtor", as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

"Accounts" means, collectively, (a) all rights to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, all "accounts" (as defined in the UCC), all accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), all "health-care-insurance receivables" (as defined in the UCC), all "payment intangibles" (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance and (c) all proceeds of any of the foregoing.

"Affiliate" means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, and (b) any Person which is controlled by or is under common control with such controlling Person.  As used in this definition, the term "control" of a Person means the possession, directly or indirectly, of the power of such Person to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, for purposes of the definition of Eligible Accounts and Section 5.8 of this Agreement: (a) any Person which owns directly or indirectly ten percent (10%) or more of the equity interests having ordinary voting power for the election of directors or other members of the governing body of a Person or ten percent (10%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall, in each case, be deemed an Affiliate of such Person.

"Agent" means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

"Agreement" has the meaning set forth in the first paragraph hereof.

"Anti-Terrorism Laws" means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

"Applicable Margin" means six percent (6.00%).

"Approved Fund" means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

"Asset Disposition" means any consensual sale, lease, license, transfer, assignment or other consensual disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation) by any Credit Party of any asset.

"Assignment Agreement" means an assignment agreement in form and substance acceptable to Agent.

“Attributable Debt” means, at any date, (a) in respect of any Capital Lease (other than a lease resulting from a Sale and Leaseback) of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease, (c) in respect of any Sale and Leaseback, the lesser of (i) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended) and (ii) the fair market value of the assets subject to such transaction, and (d) all Synthetic Debt of such Person.

"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

"Base LIBOR Rate" means, for each Interest Period, the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of such Interest Period or, if such day is not a Business Day, on the preceding Business Day) in the amount of $1,000,000 are offered to major banks in the London interbank market on or about 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of such Interest Period, for a term equal to 90 days, which determination shall be conclusive in the absence of manifest error; provided,  however, that Agent may, upon prior written notice to Borrower Representative, choose a reasonably comparable index or source to use as the basis for Base LIBOR Rate.

"Base Rate" means the per annum rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its "prime rate," with the understanding that the "prime rate" is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

"Blocked Person" means any Person:  (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports "terrorism" as defined in Executive Order No. 13224, or (e) that is named a

"specially designated national" or "blocked person" on the most current list published by OFAC or other similar list or is named as a "listed person" or "listed entity" on other lists made under any Anti-Terrorism Law.

"Borrower" and "Borrowers" mean the entity(ies) described in the first paragraph of this Agreement and each of their successors and permitted assigns.

"Borrower Representative" means Williams Industrial Services Group Inc., in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

"Borrowing Base" means:

(a)        the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b)        the lesser of (i) $1,000,000 and (ii) the product of (1) eighty percent (80%) multiplied by (2) the aggregate net amount at such time of the Eligible Costs in Excess of Billings; plus

(c)        the amount of the Dilution Reserve (if any) and any other reserves and/or adjustments determined by Agent in its Permitted Discretion.

"Borrowing Base Certificate" means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

"Business Day" means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close.

"Capital Expenditures" means any expenditure that would be classified as a capital expenditure on a statement of cash flow of Borrowers prepared in accordance with GAAP.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

"CFC" means (i) any "controlled foreign corporation" within the meaning of Section 957 of the IRC in which any Credit Party is a "United States shareholder" within the meaning of Section 951(b) of the Code and (ii) any Subsidiary whose sole assets (other than a de minimis amount) is equity of an entity described in clause (i) of this definition.

"Change in Control" means any of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Company (or other securities convertible into such voting stock) representing 40% or more of the combined voting power of all voting stock of the Company or (b) other than as expressly permitted hereunder, the Company ceases to own, directly or indirectly, 100% of the capital stock of any of its Subsidiaries; or (c) the occurrence of any "Change of Control", "Change in Control", or terms of similar import under any document or instrument governing or relating to Debt with a principal amount in excess of $250,000 of or equity in such Person.  As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934.

"Closing Date" means the date of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

"Collateral" means all property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.  For clarity, "Collateral" shall not include Excluded Collateral.

"Commitment Annex" means Annex A to this Agreement.

"Commitment Expiry Date" means the date that is three (3) years following the Closing Date.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Company" has the meaning set forth in the first paragraph of this Agreement.

“Competitor” means any competitor of the Company and its Subsidiaries as have been identified by name in writing by the Company to the Agent on or prior to the Closing Date and any other Person designated by the Company as a "competitor" of the Company or any of its Subsidiaries after the Closing Date and consented to by the Agent in its sole discretion.

"Compliance Certificate" means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

"Consolidated Adjusted EBITDA" means, for any period and with respect to the Company, Consolidated Net Income of the Company and its Subsidiaries for such period, plus

(a)        without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i)         Consolidated Interest Expense, deferred financing fees, non-cash interest expenses, upfront financing and other agent or lender fees and any amortization of original issue discount in connection with the Term Loan and any other Permitted Debt of such Person and its Subsidiaries for such period;

(ii)       consolidated income and franchise tax expense of such Person and its Subsidiaries for such period;

(iii)      all amounts properly attributable to depreciation and amortization and other non-cash items for such period, including any non-cash write-downs or non-cash write-offs including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future) of such Person and its Subsidiaries for such period;

(iv)       [reserved];

(v)        any extraordinary losses and unusual or non recurring charges, including, without limitation, any severance, integration, facilities closing or relocation costs and curtailments or modifications to pension and post retirement employee benefit plans in an aggregate amount not to exceed (1) $2,500,000 in fiscal year 2018, (2) $1,500,000 in fiscal year 2019 and (3) $500,000 in any fiscal year thereafter;

(vi)       any exit costs or withdrawal liability incurred as a result of the Chapter 7 bankruptcy proceedings of Koontz-Wagner Custom Controls Holdings LLC; provided that such amounts shall not exceed $1,000,000;

(vii)      [reserved];

(viii)     non-cash stock compensation expense;

(ix)       non cash expenses recognized due to purchase accounting;

(x)        [reserved];

(xi)       any losses attributable to foreign currency translation or exchange;

(xii)      one-time, non-recurring customary and documented costs and expenses deducted from net income during such period in connection with (A) the making of the Loans and the negotiation, execution and delivery of the Financing Documents and (B) the negotiation, execution and delivery of the Term Loan Financing Documents and the consummation of the transactions contemplated thereunder, in an aggregate amount with respect to clauses (A) and (B) not to exceed $350,000;

minus

(b)        without duplication and to the extent included in determining such Consolidated Net Income of the Company and its Subsidiaries, any non-cash additions to Consolidated Net

Income of the Company and its Subsidiaries for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business); minus

(c)        any gains attributable to foreign currency translation or exchange; minus

(d)        without duplication and to the extent included in determining such Consolidated Net Income of the Company and its Subsidiaries, any extraordinary or non-recurring non cash gains (or plus extraordinary non cash losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition by the Company and its Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Expense" means, for any period and with respect to any Person, the total consolidated interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP excluding deferred financing fees, non-cash interest expense, non-cash debt amortization, upfront financing fees and any amortization of original issue discount in connection with the Term Loan and any other Debt permitted under this Agreement plus, without duplication (i) imputed interest on Capital Leases of such Person and its Subsidiaries for such period; (ii) commissions, discounts, and participation fees payable pursuant to this Agreement and issuance fees and other fees and charges owed by such Person or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; provided that, in respect of any letters of credit secured by cash collateral, the amount of such commissions, discounts and other fees and charges shall be determined on a net basis after accounting for any interest income on deposited amounts with respect thereto; (iii) cash contributions to any employee stock ownership plan or similar trust made by such Person or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly owned Subsidiary of such Person) in connection with Debt incurred by such plan or trust for such period; (iv) all interest paid or payable with respect to discontinued operations of such Person or any of its Subsidiaries for such period; (v) the interest portion of any deferred payment obligations of such Person or any of its Subsidiaries for such period; and (vi) all interest on any Debt of such Person or any of its Subsidiaries of the type described in clause (c) or (h) of the definition of "Debt" for such period, to the extent actually paid by such Person or any of its Subsidiaries; provided that Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts.

"Consolidated Net Income" means, for any period and for any Person, the net income or loss of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded for any such Person therefrom (i) the income or loss of any Person (other than consolidated Subsidiaries of such Person) in which any other Person (other than such Person or any of its consolidated Subsidiaries) has an interest (excluding the income or loss attributable to Williams Plant Services, LLC ownership (on a pro rata basis in accordance with its ownership percentage thereof) of the Permitted Servicing Joint Ventures with GUBMK and RCC, which for the avoidance of doubt shall be included in the calculation of Consolidated Net Income), except to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, (iv) gains and losses from the early extinguishment of Debt and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses. In no event shall "Consolidated Net Income" include the income or loss of any Permitted Servicing Joint Venture (other than GUBMK and RCC, as described above), except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by a Permitted Servicing Joint Venture during such period.

"Consolidated Subsidiary" means, at any date, any Subsidiary the accounts of which would be required by GAAP to be consolidated with those of "parent" Borrower (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

"Contingent Obligation" means, with respect to any Person, any direct or indirect liability of such Person:  (a) with respect to any Debt of another Person (a "Third Party Obligation") if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not a fixed and determinable amount, the maximum reasonably anticipated liability with respect thereto.

"Controlled Group" means all members of any group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with any Borrower, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

"Corporate Adjusted EBITDA" means for any period during fiscal year 2019 and with respect to the Company, Net Income of the Company for such period, plus

(e)        without duplication and to the extent deducted in determining such Net Income, the sum of:

(i)         Interest Expense, deferred financing fees, non-cash interest expenses, upfront financing and other agent or lender fees and any amortization of original issue discount in connection with the Loans and any other Permitted Debt of the Company for such period;

(ii)       income and franchise tax expense of the Company;

(iii)      all amounts properly attributable to depreciation and amortization and other non-cash items for such period, including any non-cash write-downs or non-cash write-offs including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future) of the Company for such period;

(iv)       [reserved];

(v)        any extraordinary losses and unusual or non-recurring charges, including, without limitation, any severance, integration, facilities closing or relocation costs and curtailments or modifications to pension and post retirement employee benefit plans in an aggregate amount not to exceed, together with the amounts added back pursuant to clause (a)(v) of the definition of Operating Subsidiaries Consolidated Adjusted EBITDA, (1) $2,500,000 in fiscal year 2018, (2) $1,500,000 in fiscal year 2019 and (3) $500,000 in any fiscal year thereafter;

(vi)       any exit costs or withdrawal liability incurred as a result of the Chapter 7 bankruptcy proceedings of Koontz-Wagner Custom Controls Holdings LLC; provided that such amounts shall not exceed $1,000,000;

(vii)     [reserved];

(viii)    non-cash stock compensation expense;

(ix)       non-cash expenses recognized due to purchase accounting;

(x)        [reserved];

(xi)       any losses attributable to foreign currency translation or exchange;

(xii)     one-time, non-recurring customary and documented costs and expenses deducted from net income during such period in connection with (A) the making of the Loans and the negotiation, execution and delivery of the Financing Documents and (B) the negotiation, execution and delivery of the Term Loan Financing Documents and the consummation of the transactions contemplated thereunder, in an aggregate amount with respect to clauses (A) and (B) not to exceed $350,000;

minus

(f)        without duplication and to the extent included in determining Net Income of the Company, any non-cash additions to Net Income of the Company for such period (other than the accrual of revenue or recording of receivables in the Ordinary Course of Business); minus

(g)        any gains attributable to foreign currency translation or exchange; minus

(h)        without duplication and to the extent included in determining Net Income of the Company, any extraordinary or non-recurring non cash gains (or plus extraordinary non cash losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition by the Company during such period, all determined in accordance with GAAP.

"Credit Exposure" means, at any time, any portion of the Revolving Loan Commitment that remains outstanding, or any Reimbursement Obligation or other Obligation that remains unpaid or any Letter of Credit or Support Agreement not supported with cash collateral required by this Agreement that remains outstanding; provided, however, that no Credit Exposure shall be deemed to exist solely due to the existence of contingent indemnification liability, absent the assertion of a claim, or the known existence of a claim reasonably likely to be asserted, with respect thereto.

"Credit Party" means any Guarantor under a Guarantee of the Obligations or any part thereof, any Borrower and any other Person (other than Agent, a Lender or a participant of a Lender), whether now existing or hereafter acquired or formed, that becomes obligated as a borrower, guarantor, surety, indemnitor, pledgor, assignor or other obligor under any Financing Document; and "Credit Parties" means all such Persons, collectively; provided, however, that in no event shall any Excluded Foreign Subsidiary be a "Credit Party" for purposes of this Agreement or the other Financing Documents unless and until such Excluded Foreign Subsidiary is joined to the Financing Documents as Borrower or a Guarantor by mutual agreement of Agent and Borrower in accordance with the requirements set forth in Section 4.11 for newly acquired or created Subsidiaries.

"Debt" of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products (excluding, in the case of letters of credit and banker's acceptances, the portion thereof that has been fully cash collateralized in a manner permitted by this Agreement), (c) all obligations of such Person as a lessee under Capital Leases or other Attributable Debt of such Person, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables and other accrued liabilities incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Swap Contracts (which amount shall be calculated based on the amount that would be payable by such Person if the Swap Contracts were terminated on the date of determination), (g) all obligations, contingent or otherwise, of such Person in respect of surety bonds and performance bonds, whether or not matured, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Debt under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Debt represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Debt, and (ii) the amount of any Debt which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.  Without duplication of any of the foregoing, Debt of Credit Parties shall include any and all Loans and Letter of Credit Liabilities.

"Default" means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Defaulted Lender" means, any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms hereunder or under any other Financing Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Financing Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Financing Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower Representative in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower Representative or Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or similar debtor relief laws of the United States, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender (subject to Section 11.13(d)(iii)) upon delivery of written notice of such determination to Borrower Representative, each LC Issuer and each Lender.

"Defined Period" means, for purposes of calculating any financial covenant contained in Article 6 (including any of their component parts) for any given fiscal month, the twelve (12) month period ending on the last day of such fiscal month.

"Deposit Account" means a "deposit account" (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Borrower.

"Deposit Account Control Agreement" means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account, which agreement provides that (a) such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, and (b) such financial institution shall agree that it shall have no Lien on, or right of setoff or recoupment against, such Deposit Account or the contents thereof, other than in respect of usual and customary service fees and returned items for which Agent has been given value, in each such case expressly consented to by Agent, and containing such other terms and conditions as Agent may require, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

"Dilution" means, as of any date of determination, a percentage, based upon the experience during any prior twelve month period selected from time to time by Agent in its Permitted Discretion, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers' Accounts during such period, by (b) Borrowers' billings with respect to Accounts during such period.

"Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by one (1) percentage point for each percentage point by which Dilution is in excess of five percent (5%).

"Dollars" or "$" means the lawful currency of the United States of America.

"Domestic Subsidiary" means a Subsidiary organized, incorporated or otherwise formed under the Laws of the United States or any State thereof.

"EEA Financial Institution" means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

"Eligible Account" means, subject to the criteria below, an account receivable (other than an account receivable constituting Eligible Costs in Excess of Billings) of a Borrower, which was generated in the Ordinary Course of Business, which was generated originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its Permitted Discretion, deems to be an Eligible Account.  The net amount of an Eligible Account at any time shall be the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Eligible Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent's option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, granted, outstanding or payable in connection with such Eligible Accounts at such time.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a)        the Account remains unpaid more than one hundred twenty (120) days past the invoice date (but in no event more than ninety (90) days after the due date therefor);

(b)        the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c)        if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d)        if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement, or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e)        if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any applicable Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f)        the Account is subject to a Lien other than a Permitted Lien, or Agent does not have a first priority, perfected Lien on such Account;

(g)        the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h)        the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i)         more than fifty percent (50%) of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j)         without limiting the provisions of clause (i) above, fifty percent (50%) or more of the aggregate unpaid Accounts from the Account Debtor obligated on the Account are not deemed Eligible Accounts under this Agreement for any reason;

(k)        the total unpaid Accounts of the Account Debtor obligated on the Account exceed twenty percent (20%) (or, with respect to the Accounts owing by either Southern Nuclear Operating Company or Energy Northwest, forty percent (40%); provided that such 40% limitation shall only apply to one of Southern Nuclear Operating Company or Energy Northwest at any time and, for the avoidance of doubt, the 20% limitation shall apply to the other) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such twenty percent (20%) (or, with respect to either Southern Nuclear Operating Company or Energy Northwest, as applicable, forty percent (40%)) limitation shall be considered ineligible);

(l)         any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any respect;

(m)       the Account is unbilled or has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(n)        the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof (other than, prior to the occurrence and continuance of a Default or Event of Default, the Tennessee Valley Authority), unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent's notice of assignment of such obligation pursuant to this Agreement, and, if such Account is owing by the federal government, Borrowers shall have complied to the reasonable satisfaction of Agent with all applicable requirements of the Assignment of Claims Act, 31 USC §3727, with respect thereto;

(o)        the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(p)        the Account Debtor has its principal place of business or executive office outside the United States; provided that Accounts owing from Account Debtors with a principal place of business or executive office in Canada not in excess of five percent (5%) of the net amount of all Eligible Accounts owing from all Account Debtors shall not be ineligible solely as a result of this clause (p) (but the amount of the Accounts of such Account Debtor exceeding such five percent (5%) limitation shall be considered ineligible);

(q)        the Account is payable in a currency other than Dollars;

(r)        the Account Debtor is an individual;

(s)        the Borrower owning such Account has not signed and delivered to Agent notices, in the form requested by Agent, directing the Account Debtors to make payment to the applicable Lockbox Account;

(t)         the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible);

(u)        the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien; or

(v)        the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion.

All Accounts that are at any time excluded from Eligible Accounts by virtue of any one or more of the exclusionary criteria set forth above shall nevertheless constitute Collateral.

"Eligible Assignee" means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent and, other than during the continuance of a Default or Event of Default, the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding the foregoing, (x) "Eligible Assignee" shall not include any Borrower or any of a Borrower's Affiliates, (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent (and, if required, the Borrower Representative) and (z) shall be deemed to have approved any prospective assignee, to the extent Borrower Representative's approval is required hereunder, unless Agent shall have received Borrower Representative’s objection thereto in writing within five (5) Business Days after Borrower Representative’s receipt of notice of such proposed assignment; provided further, that so long as no Event of Default pursuant to Section 10.1(a), (e) or (f) has occurred and is continuing, no Competitor shall be an "Eligible Assignee".  Notwithstanding the foregoing, no consent of Borrowers shall be required for an assignment by Agent or a Lender in connection with any merger, consolidation, sale, transfer, or other disposition of all or a substantial portion of the business or loan portfolio of Agent or such Lender.

"Eligible Costs in Excess of Billings" means, on a customer-by-customer basis (or, solely with respect to clause (iii) below, a contract-by-contract basis in respect of any such customer), an amount equal to the positive difference (if any) between (x) the aggregate amount of all costs and expenses actually incurred in connection with any Borrower's performance of its obligations pursuant to any cost plus contract or agreement to which such customer is a counterparty, so long as (i) the account receivable of Borrowers owing by such customer would otherwise constitute an Eligible Account, but for failing to comply with clauses (d), (e) and (m) of the definition of Eligible Account as a result of being unbilled, (ii) such Borrower's obligations under such contract are expected (in the Borrower's reasonable good faith estimate) to be fully billed within 30 days following the date upon which such obligations were eligible for invoicing, (iii) such Borrower is not required to provide letters of credit, surety or performance bonds or other similar credit support in respect of such contract and (iv) such contract or agreement is otherwise in form and substance satisfactory to Agent in its reasonable discretion (the "Approved Contracts") plus (y) the earned or estimated margin in accordance with GAAP less (z) the aggregate amount actually billed under the Approved Contracts, as evidenced by documentation satisfactory to Agent in its sole discretion, net of any associated "billings in excess of costs" under the Approved Contracts.

"Eligible Swap Counterparty" means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender, that (a) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Swap Contract permitted hereunder with any Borrower, and (b) in the case of a Lender or an Affiliate of a Lender other than Agent, maintains a reporting system acceptable to Agent with respect to Swap Contract exposure and agrees with Agent to provide regular reporting to Agent, in form and substance reasonably satisfactory to Agent, with respect to such exposure.  In addition thereto, any Affiliate of a Lender shall, upon Agent's request, execute and deliver to Agent a letter agreement pursuant to which such Affiliate designates Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate.

"Environmental Laws" means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

"ERISA Plan" means any "employee benefit plan", as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party maintains, sponsors or contributes to or has an obligation to contribute to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

"EU Bail-In Legislation Schedule" means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

"Event of Default" has the meaning set forth in Section 10.1.

"Excluded Collateral" means:

(a)        any rights or interest in any contract, lease, permit, license, or license agreement, or other General Intangible or instrument, covering real or personal property of any Credit Party, or any assets owned by such Credit Party that are subject to a purchase money Lien, a Lien securing a Capital Lease or any similar arrangement if under the terms of such contract, lease, permit, license, or license agreement or other arrangement, or applicable law with respect thereto, the grant of a Lien therein is prohibited or voided (or would avoid such Credit Party's rights or interests therein) as a matter of law, statute or regulation or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (i) the foregoing exclusions shall in no way be construed (A) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (B) to apply to the extent that any consent or waiver has been obtained that would permit Agent's security interest or Lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (ii) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect any of Agent's or any Lender's continuing Liens upon any rights or interests of any Credit Party in or to (A) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or (B) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, or license agreement;

(b)        voting stock or other voting equity interests (collectively, "Equity Interests") of any Excluded Foreign Subsidiary, solely to the extent that such voting Equity Interests represent more than sixty-five percent (65%) of the outstanding voting Equity Interests of such Excluded Foreign Subsidiary;

(c)        any United States intent-to-use trademark application prior to the filing of a "Statement of Use" or "Amendment to Allege Use" with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the creation by a Credit Party of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, rule or regulation;

(d)        any Excluded Deposit Account; and

(e)        any property that requires action under the Law of any jurisdiction other than the United States or Canada or under the Law of any state thereof to create or perfect a security interest in such property.

provided, however, that all rights to payment of money due or to become due pursuant to, and all rights to the proceeds from the sale of, any such Excluded Collateral shall be and at all times remain subject to the security interests created by this Agreement (unless such proceeds would independently constitute Excluded Collateral).

"Excluded Deposit Account" means (a) any Deposit Account that contains not more than $25,000 individually and not more than $50,000 in the aggregate for all such Deposit Accounts, (b) Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Credit Parties' employees and identified to Agent by Borrower Representative as such and (c) any Deposit Account maintained outside the United States.

"Excluded Foreign Subsidiary" means, collectively, (a) WISG Canada Ltd., (b) WISG Nuclear Ltd., (c) WISG Electrical Ltd., (d) Braden Manufacturing S.A. de C.V. and (e) any Foreign Subsidiary formed or acquired after the Closing Date: (i) (1) that is a CFC or (2) that is a Subsidiary of a CFC and is designated as such by Borrower Representative in writing to the Agent, and in each case, either (x) the pledge of all of the capital stock of such Subsidiary as Collateral or (y) the guaranteeing by such Subsidiary of the Obligations, could, in the good faith judgment of the Borrower, reasonably be expected to result in material adverse tax consequences to the Credit Parties; and (ii) designated as an Excluded Foreign Subsidiary by Borrowers (with the prior written consent of Agent) or Agent.

"Excluded Swap Obligations" means, with respect to any Credit Party, (x) as it relates to all or a portion of the Guarantee of such Credit Party, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Credit Party becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Credit Party of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or by virtue of such Credit Party's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Credit Party becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or commitment pursuant to the applicable law in effect on the date on which (i) such Lender acquires such interest in the Loan or commitment (other than pursuant to an assignment request by any Credit Party) or (ii) such Lender changes its lending office (other than a change made at the request of any Credit Party), except in each case to the extent that, pursuant to Section 2.8(a) or (b), amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States federal withholding Taxes attributable to such Recipient's failure to comply with Section 2.8(c), and (d) any withholding Taxes imposed under FATCA.

"Existing Letters of Credit" means those letters of credit outstanding as of the Closing Date and set forth on Schedule 1, issued by Wells Fargo Bank, National Association, for the account of each party listed on Schedule 1.

"Event of Default" has the meaning set forth in Section 10.1.

"FATCA" means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction which agreement's principal purposes deals with the implementation of such sections of the Code.

"Federal Funds Rate" means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

"Fee Letter" means that certain letter agreement, of even date herewith among Agent and Borrowers, relating to fees payable to Agent, for its own account (and/or to Lenders, in accordance with the agreements between Agent and Lenders).

"Financing Documents" means this Agreement, any Notes, the Security Documents, the Fee Letter and each separate fee letter executed by a Credit Party in connection with this Agreement, the Intercreditor Agreement and each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt is subordinated to all or any portion of the Obligations and/or to the Liens granted by Credit Parties to Agent in the Collateral (or any portion thereof) and all other documents, instruments and agreements (other than any Swap Contract) related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

"Fixed Charge Coverage Ratio" means the ratio of Operating Cash Flow (as defined in the Compliance Certificate) to Fixed Charges (as defined in the Compliance Certificate) for each Defined Period.

"Foreign Subsidiary" means any Subsidiary of the Credit Parties that is not a Domestic Subsidiary.

"Foreign Subsidiary Cash Trigger Date" means the date upon which Agent shall have received a certificate of a Responsible Officer of Borrower Representative certifying that: (a) the average daily balance of the total amount of cash and cash equivalents generated from the internal operations of, and currently held in deposit accounts or securities accounts owned by, Excluded Foreign Subsidiaries exceeds $2,000,000 (or the equivalent thereof in any foreign currency) for 30 consecutive days, (b) all intercompany Debt owed by all Excluded Foreign Subsidiaries to all Credit Parties incurred pursuant to clause (l)(ii) of the definition of "Permitted Debt" has been paid in full in cash, and in each case, attaching evidence thereof in form and substance reasonably satisfactory to Agent.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

"General Intangible" means any "general intangible" as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

"Governmental Authority" means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided,  however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business.  The term "Guarantee" used as a verb has a corresponding meaning.

"Guarantor" means any Credit Party that has executed or delivered, or shall in the future execute or deliver, any Guarantee of any portion of the Obligations.

"GUBMK" means GUBMK Contractors, the joint venture formed by and among Williams Plant Services, LLC, Worley Parsons Group and AECOMM.

"Hazardous Materials" means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a "hazardous substance," "hazardous material," "hazardous waste," "toxic substance," "toxic pollutant," "contaminant," "pollutant" or other words of similar import within the meaning of any Environmental Law, including:  (a) any "hazardous substance" defined as such in (or for purposes of) CERCLA, or any so-called "superfund" or "superlien" Law, including the judicial interpretation thereof; (b) any "pollutant or contaminant" as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (g) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (h) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls ("PCB's"), flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (i) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

"Hazardous Materials Contamination" means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

"Instrument" means "instrument", as defined in Article 9 of the UCC.

"Intellectual Property" means, with respect to any Person, all patents, patent applications and like protections, including improvements divisions, continuation, renewals, reissues, extensions and continuations in part of the same, trademarks, trade names, trade styles, trade dress, service marks, logos and other business identifiers and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of such Person connected with and symbolized thereby, copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative works, whether published or unpublished, technology, know-how and processes, operating manuals, trade secrets, computer hardware and software, rights to unpatented inventions and all applications and licenses therefor, used in or necessary for the conduct of business by such Person and all claims for damages by way of any past, present or future infringement of any of the foregoing.

"Intercreditor Agreement" means that certain Intercreditor Agreement dated as of the Closing Date by and among Agent and the Term Loan Agent and acknowledged by the Credit Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

"Interest Expense" means, for any period during fiscal year 2019 and with respect to the Company, the total interest expense of the Company for such period determined in accordance with GAAP excluding deferred financing fees, non-cash interest expense, non-cash debt amortization, upfront financing fees and any amortization of original issue discount in connection with the Term Loan and any other Permitted Debt plus, without duplication (i) imputed interest on Capital Leases of the Company for such period; (ii) commissions, discounts, and participation fees payable pursuant to this Agreement and issuance fees and other fees and charges owed by the Company with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period; provided that, in respect of any letters of credit secured by cash collateral, the amount of such commissions, discounts and other fees and charges shall be determined on a net basis after accounting for any interest income on deposited amounts with respect thereto; (iii) cash contributions to any employee stock ownership plan or similar trust made by the Company to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt incurred by such plan or trust for such period; (iv) all interest paid or payable with respect to discontinued operations of the Company for such period; (v) the interest portion of any deferred payment obligations of the Company for such period; and (vi) all interest on any Debt of the Company of the type described in clause (c) or (h) of the definition of "Debt" for such period, to the extent actually paid by the Company; provided that Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts.

"Interest Period" means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

"Inventory" means "inventory" as defined in Article 9 of the UCC.

"Investment" means any investment in any Person, whether by means of acquiring (whether for cash, property, services, securities or otherwise), making or holding Debt, securities, capital contributions, loans, time deposits, advances, Guarantees or otherwise.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

"Laws" means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance.  "Laws" includes, without limitation, Environmental Laws.

"LC Issuer" means one or more banks, trust companies or other Persons in each case expressly identified by Agent from time to time, in its sole discretion, as an LC Issuer for purposes of issuing one or more Letters of Credit hereunder.  Without limitation of Agent's discretion to identify any Person as an LC Issuer, no Person shall be designated as an LC Issuer unless such Person maintains reporting systems acceptable to Agent with respect to letter of credit exposure and agrees to provide regular reporting to Agent reasonably satisfactory to it with respect to such exposure.

"Lender" means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and "Lenders" means all of the foregoing.  In addition to the foregoing, solely for the purpose of identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Security Documents, the term "Lender" shall include Eligible Swap Counterparties.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume that no amounts are due to any Eligible Swap Counterparty unless such Eligible Swap Counterparty has notified Agent of the amount of any such liability owed to it prior to such distribution.

"Lender Letter of Credit" means a Letter of Credit issued by an LC Issuer that is also, at the time of issuance of such Letter of Credit, a Lender.

"Letter of Credit" means a standby letter of credit issued for the account of any Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one (1) year periods, provided, however, that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.  Each Letter of Credit shall be either a Lender Letter of Credit or a Supported Letter of Credit.

"Letter of Credit Liabilities" means, at any time of calculation, the sum of (a) without duplication, the amount then available for drawing under all outstanding Lender Letters of Credit and all Supported Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met, plus (b) without duplication, the then aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Lender Letters of Credit and Supported Letters of Credit.

"LIBOR Rate" means, for each Loan, a per annum rate of interest equal to the greater of (a) one percent (1.00%) and (b) the rate determined by Agent (rounded upwards, if necessary, to the next 1/100th%) by dividing (i) the Base LIBOR Rate for the Interest Period, by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for "Eurocurrency Liabilities" (as defined therein).

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of calculation, unrestricted cash and cash equivalents permitted in accordance with GAAP, plus any undrawn commitments under this Agreement and any asset-backed credit facility, in each case as of such date.

"Litigation" means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

"Loan Account" has the meaning set forth in Section 2.6(b).

"Loan(s)" means the Revolving Loans.

"Lockbox" has the meaning set forth in the definition of "Lockbox Agreement".

"Lockbox Account" means an account or accounts maintained at the Lockbox Bank into which collections of Accounts are paid or deposited.

"Lockbox Agreement" means any Lockbox services and control agreement entered into and executed among Borrowers, the Lockbox Bank and Agent, pursuant to which the Lockbox Bank shall (among other things) (a) maintain a post office lockbox (the "Lockbox"), which shall be under the Lockbox Bank's exclusive dominion and control, for receipt and physical removal by the Lockbox Bank of original customer checks and other remittances that are delivered to the Lockbox in payment of Accounts ("Remittances"), (b) deposit the Remittances into the Lockbox Account, (c) provide other customary and related services with respect to the Lockbox and the Remittances, (d) acknowledge Agent's first priority Lien in and "control" (as such term is defined in the UCC) of the Remittances and funds on deposit in the Lockbox Account and agree to follow Agent's written instructions with respect thereto (which written instructions shall not be delivered by Agent unless an Event of Default has occurred and is continuing), and (e) shall be in form and substance satisfactory to Agent in its Permitted Discretion.

 "Lockbox Bank" has the meaning set forth in Section 2.11.

"Material Adverse Effect" means with respect to any event, act, condition or occurrence of whatever nature, a material adverse change in, or a material adverse effect upon, any of (i) the financial condition, operations, business or properties of the Credit Parties and their Subsidiaries, taken as a whole, (ii) the ability of Agent or Lenders to enforce the Obligations or realize upon a portion of the Collateral in which Agent has previously perfected a Lien having an aggregate value in excess of $500,000 (other than as a result of an action taken or not taken that is solely in the control of Agent), or the ability of any Credit Party to perform any of its material obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted in any Financing Document and covering Collateral in which Agent has previously perfected a Lien with an aggregate value in excess of $500,000 (other than pursuant to a Permitted Asset Disposition).

"Material Contracts" has the meaning set forth in Section 3.17.

"Maximum Lawful Rate" has the meaning set forth in Section 2.7.

"MCF" means MidCap Financial Trust, a Delaware statutory trust, and its successors and assigns.

"Minimum Balance" means, at any time, an amount that equals the product of: (a) the weighted average daily Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (b) the Minimum Balance Percentage for such month.

"Minimum Balance Fee" means a fee equal to (a) the positive difference, if any, remaining after subtracting (i) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month (without giving effect to the clearance day calculations referenced in Section 2.2(a) from (ii) the Minimum Balance multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).

"Minimum Balance Percentage" means fifteen percent (15%).

"Multiemployer Plan" means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or has an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

"Net Income of the Company" means, for any period during fiscal year 2019 and for the Company, the net income or loss of the Company for such period determined in accordance with GAAP; provided that there shall be excluded for the Company therefrom (i) the income or loss of any consolidated or unconsolidated subsidiary (including any Permitted Servicing Joint Venture), except to the extent of the amount of dividends or other distributions actually paid to the Company by such Person during such period, (ii) the cumulative effect of a change in accounting principles during such period, (iii) [reserved], (iv) gains and losses from the early extinguishment of Debt and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

"Non-Funding Lender" has the meaning set forth in Section 11.18.

"Notes" has the meaning set forth in Section 2.3.

"Notice of Borrowing" means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

"Notice of LC Credit Event" means a notice from a Responsible Officer of Borrower Representative to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying:  (a) the date of issuance or increase of a Letter of Credit; (b) the identity of the LC Issuer with respect to such Letter of Credit, (c) the expiry date of such Letter of Credit; (d) the proposed terms of such Letter of Credit, including the face amount; and (e) the transactions that are to be supported or financed with such Letter of Credit or increase thereof.

"Obligations" means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.  In addition to, but without duplication of, the foregoing, the Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with (a) all Support Agreements, (b) all Lender Letters of Credit, and (c) all Swap Contracts entered into with any Eligible Swap Counterparty; provided,  however, that the "Obligations" of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

"OFAC" means the U.S. Department of Treasury Office of Foreign Assets Control.

"OFAC Lists" means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

"Operating Subsidiaries" means, collectively, Williams Industrial Services Group, L.L.C., a Delaware limited liability company, Williams Industrial Services, LLC, Williams Specialty Services, LLC, Williams Plant Services, LLC and Williams Global Services, Inc.

"Operating Subsidiaries Consolidated Adjusted EBITDA" means, for any period and with respect to the Operating Subsidiaries, Consolidated Net Income of the Operating Subsidiaries for such period, plus

(a)     without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of:

(i)         Consolidated Interest Expense of the Operating Subsidiaries, deferred financing fees, non-cash interest expenses, upfront financing and other agent or lender fees and any amortization of original issue discount in connection with the Term Loan and any other Permitted Debt of the Operating Subsidiaries for such period;

(ii)       consolidated income and franchise tax expense of the Operating Subsidiaries for such period;

(iii)      all amounts properly attributable to depreciation and amortization and other non-cash items for such period, including any non-cash write-downs or non-cash write-offs including fixed asset impairments or write-downs, intangible asset impairments and deferred tax asset write-offs (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future) of the Operating Subsidiaries for such period;

(iv)       [reserved];

(v)        any extraordinary losses and unusual or non recurring charges, including, without limitation, any severance, integration, facilities closing or relocation costs and curtailments or modifications to pension and post retirement employee benefit plans in an aggregate amount not to exceed, together with the amounts added back pursuant to clause (a)(v) of the definition of Corporate Adjusted EBITDA, (1) $2,500,000 in fiscal year 2018, (2) $1,500,000 in fiscal year 2019 and (3) $500,000 in any fiscal year thereafter;

(vi)       [reserved];

(vii)     [reserved];

(viii)    non-cash stock compensation expense;

(ix)       non cash expenses recognized due to purchase accounting;

(x)        [reserved];

(xi)       any losses attributable to foreign currency translation or exchange;

(xii)     [reserved];

minus

(b)        without duplication and to the extent included in determining such Consolidated Net Income of the Operating Subsidiaries, any non cash additions to Consolidated Net Income of the Operating Subsidiaries for such period (other than the accrual of revenue or recording of receivables in the ordinary course of business); minus

(c)        any gains attributable to foreign currency translation or exchange; minus

(d)        without duplication and to the extent included in determining such Consolidated Net Income of the Operating Subsidiaries, any extraordinary or non-recurring non cash gains (or plus extraordinary non cash losses) for such period and any gains (or plus losses) realized in connection with any Asset Disposition by the Operating Subsidiaries during such period, all determined on a consolidated basis in accordance with GAAP.

"Ordinary Course of Business" means, in respect of any transaction involving any Credit Party, the ordinary course of business of such Credit Party, as conducted by such Credit Party in accordance with past practices.

"Organizational Documents" means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization (or the foreign equivalent thereof), and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement, joint venture agreement or an operating, limited liability company or members agreement (or the foreign equivalent of the foregoing)), including any and all shareholder agreements or voting agreements relating to the capital stock or other equity interests of such Person.

"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loan or Financing Document).

"Other Taxes" means all present or future stamp, court or documentary, excise, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document.

"Payment Account" means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

"Participant Register" has the meaning set forth in Section 11.17(a)(iii).

"PBGC" means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

"Pension Plan" means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

"Permits" means all governmental licenses, authorizations, supplier numbers, registrations, permits and approvals, certificates, franchises, qualifications, accreditations, consents and approvals of a Credit Party required under all applicable Laws and required for such Credit Party in order to carry on its business as now conducted.

"Permitted Asset Dispositions" means the following Asset Dispositions, provided, however, that at the time of such Asset Disposition, no Default or Event of Default exists or would result from such Asset Disposition:  (a) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale, (b) dispositions of furniture, fixtures and equipment in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines in good faith is no longer used or useful in the business of such Borrower and its Subsidiaries, (c) by any Excluded Foreign Subsidiary to any other Excluded Foreign Subsidiary or any Credit Party, (d) dispositions of assets (other than ABL Priority Collateral) that are not material to the business of the Credit Parties and their Subsidiaries in the Ordinary Course of Business, (e) dispositions of property to the Company or any Subsidiary, provided that if the transferor of such property is a Credit Party, (i) the transferee thereof must be a Credit Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted pursuant to Section 5.7, (f) dispositions of cash and cash equivalents, in each case, in a manner not prohibited by the other terms of this Agreement and in the Ordinary Course of Business (g) to the extent constituting Asset Dispositions, transactions permitted by Sections 5.3, 5.5, 5.6, 5.7, 5.12, and 5.13 and Liens permitted by Section 5.2, in each case, pursuant to the terms and applicable thereto, (h) the unwinding of any Swap Contract pursuant to its terms, (i) dispositions for at least 80% cash consideration and for fair market value, in an aggregate amount not to exceed (i) $375,000 with respect to any single Asset Disposition or series of related Asset Dispositions, and (ii) $500,000 in any fiscal year, (j) abandonment, lapse or other dispositions of Intellectual Property that is, in the reasonable good faith judgment of a Credit Party, either no longer economically practicable or commercially desirable to maintain or no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries, (k) to the extent constituting an Asset Disposition, dissolutions of the Subsidiaries set forth on Schedule 2 and (l) dispositions approved by Agent in writing.

"Permitted Contest" means, with respect to any Tax obligation or other obligation allegedly or potentially owing from any Borrower or other Credit Party to any governmental Tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided,  however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Borrowers' or other Credit Parties' title to, and their right to use, the Collateral is not adversely affected thereby and Agent shall be satisfied, in its Permitted Discretion, that while any such contest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent's Liens; (c)  Borrowers have given Agent notice of the commencement of any contest involving an obligation in excess of $250,000 and upon request by Agent, from time to time, notice of the status of such contest by Borrowers or other Credit Party and/or confirmation of the continuing satisfaction of this definition; and (d) a reserve with respect to such Tax obligation or other obligation is established on such Borrower's or other Credit Party's books and records in such amount as is required under GAAP.

 "Permitted Contingent Obligations" means (a) Contingent Obligations arising in respect of the Debt under the Financing Documents; (b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (c) Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to the indebtedness underlying such Contingent Obligations other than extensions of the maturity thereof without any other change in terms); (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations; (f) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies; (g) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6; (h) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (i) Contingent Obligations incurred under the Term Loan Financing Documents (subject to the terms of the Intercreditor Agreement); and (j) other Contingent Obligations not permitted by clauses (a) through (i) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

"Permitted Debt" means:  (a) Borrowers' and their Subsidiaries' Debt to Agent and each Lender under this Agreement and the other Financing Documents; (b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business; (c)  Debt with respect to (i) Capital Leases existing on the Closing Date as specified on Schedule 5.1 and (ii) additional Capital Leases incurred after the Closing Date and purchase money Debt in an aggregate amount not to exceed $250,000 in the aggregate at any time outstanding; provided that any such Debt (x) in the case of Capital Leases or purchase money Debt, shall be secured by the asset subject to such Capital Leases or acquired asset in connection with the incurrence of such Debt, as the case may be, and (y) in the case of purchase money Debt, shall constitute not less than 75% of the aggregate consideration paid with respect to such asset; (d) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than: (i) renewals and extensions expressly provided for in the agreements evidencing any such Debt as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Debt if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Debt being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Debt being refinanced or extended; (e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation; (f) Debt in the form of insurance premiums financed through the applicable insurance company; (g) trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business unless contested in good faith by appropriate proceedings and reserved for substantially in accordance with GAAP; (h) Debt of the Credit Parties incurred under the Term Loan Financing Documents (subject to the terms of the Intercreditor Agreement); (i) Debt of Excluded Foreign Subsidiaries owed to other Excluded Foreign Subsidiaries; (j) Subordinated Debt; (k) [reserved]; (l) (i) Debt of any Credit Party owing to any other Credit Party and (ii) Debt owed by a Subsidiary that is not a Credit Party1 to any Credit Party to the extent such Debt constitutes a Permitted Investment with respect to such Credit Party; provided, that, in each case (A) all such Debt shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Security Documents (subject to the Intercreditor Agreement), (B) all such Debt shall be unsecured and subordinated in

1    NTD: Conformed to Centre Lane (and prior TH comments).

right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Agent, and (C) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any Debt owed by such Subsidiary to any Borrower or to any of its Subsidiaries for whose benefit such payment is made; (m) the Existing Letters of Credit; (n) pension withdrawal liability and a leasehold guaranty incurred as a result of the Chapter 7 bankruptcy proceedings of Koontz-Wagner Custom Controls Holdings LLC in an aggregate amount not to exceed $5,900,000 (comprised of $4,300,000 of pension withdrawal liability and $1,600,000 of liability related to the leasehold guaranty); (o) Debt of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this definition in an aggregate principal amount not to exceed $500,000 at any time outstanding; and (p) to the extent also constituting Debt (without duplication), Permitted Contingent Obligations.

"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

"Permitted Distributions" means the following Restricted Distributions:  (a) dividends by any Subsidiary of any Credit Party to the parent of such Credit Party; (b) dividends payable solely in common stock; (c) repurchases of stock of former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $50,000 in the aggregate per fiscal year, (d) dividends of any Excluded Foreign Subsidiary to the direct corporate parent of such Excluded Foreign Subsidiary, (e) to the extent constituting Restricted Dispositions, the Credit Parties and their Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 5.5, 5,6, 5.7 or 5.8, (f) the Company may make Restricted Dispositions pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries in the Ordinary Course of Business and (g) the repurchase or redemption of capital stock or other equity interest of such Credit Party or its Subsidiaries held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of such Credit Party or its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service in an aggregate principal amount not to exceed $100,000 during any fiscal year of the Borrowers.

"Permitted Investments" means:  (a) Investments shown on Schedule 5.7(a) and existing on the Closing Date; (b) cash and cash equivalents held in a Deposit Account or Securities Account, as applicable; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business; (d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Credit Parties or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by the applicable Credit Party's Board of Directors (or other governing body), but the aggregate of all such loans outstanding may not exceed $50,000 at any time; (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business; (f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this subpart (f) shall not apply to Investments of Credit Parties in any Subsidiary; (g) Investments consisting of deposit accounts in which Agent has received a Deposit Account Control Agreement and Excluded Deposit Accounts; (h) Investments by any Credit Party in any other Credit Party made in compliance with Section 4.11(c); (i) Investments by any Excluded Foreign Subsidiaries in any other Excluded Foreign Subsidiary; (j) Investments of cash and cash equivalents by a Credit Party in an Excluded Foreign Subsidiary made prior to the Foreign Subsidiary Cash Trigger Date, but solely to the extent that (x) the aggregate amount of such Investments made with respect to all Excluded Foreign Subsidiaries does not, at any time, exceed $250,000 in any twelve (12) month period (net of cash and cash equivalents paid to the Credit Parties by such Excluded Foreign Subsidiaries during such twelve (12) month period) and more than $500,000 at any time outstanding and (y) with respect to any individual Excluded Foreign Subsidiary, the amount of such Investment in such Excluded Foreign Subsidiary at any time outstanding does not exceed the amount necessary to fund the current operating expenses of such Excluded Foreign Subsidiary for the succeeding twelve (12) month period (taking into account their revenue from other sources); provided that for the avoidance of doubt, no such Investments shall be permitted on and after the Foreign Subsidiary Cash Trigger Date; (k) non-cash Investments consisting solely of the entry into Permitted Servicing Joint Ventures by the services division of a Credit Party or a Subsidiary of a Credit Party, provided that the Credit Parties and the Subsidiaries of the Credit Parties shall not be party to more than five (5) Permitted Servicing Joint Ventures at any given time in addition to the Permitted Servicing Joint Ventures existing on the Closing Date; (l) [reserved]; (m) cash Investments consisting of (i) Permitted Servicing Joint Ventures existing on the Closing Date and designated as such on Schedule 5.7(m), (ii) the formation and  capitalization of, or any subsequent Investment in any Permitted Servicing Joint Ventures and (iii) the entry into joint venture agreements for unincorporated Joint Ventures by any Credit Party for the limited purpose of negotiating, signing and performing construction, engineering, procurement, construction management and similar services; provided that, with respect to clauses (i), (ii) and (iii), the aggregate amount of all such cash Investments does not exceed $750,000 at any one time outstanding; provided further that no Credit Party or any Subsidiary of any Credit Party shall have any liability in excess of the cash Investment actually paid to such Joint Venture (as permitted by this clause (m)) for any Debt or any other obligation of any such Joint Venture; and (n) other Investments in an amount not exceeding $500,000 in the aggregate.

"Permitted Liens" means:  (a) deposits or pledges of cash to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance or other applicable United States social security legislation (but excluding Liens arising under ERISA) pertaining to a Borrower's or its Subsidiary's employees, if any; (b) deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety, stay and appeal bonds, performance bonds and other obligations of like nature arising in the Ordinary Course of Business; (c) landlord's, carrier's, warehousemen's, mechanic's, worker's, materialmen's, repairmen's, construction contractor's  or other like Liens on Collateral, other than any Collateral that is part of the Borrowing Base, arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest; (d) Liens on Collateral, other than Collateral that is part of the Borrowing Base, for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted

Contest; (e) attachments, appeal bonds, judgments and other similar Liens on Collateral other than Collateral that is part of the Borrowing Base, for sums not exceeding $250,000 in the aggregate arising in connection with court proceedings; provided,  however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest; (f) [reserved]; (g) Liens and encumbrances in favor of Agent under the Financing Documents; (h) Liens on Collateral, other than Collateral that is part of the Borrowing Base, existing on the Closing Date and set forth on Schedule 5.2; (i) Liens and encumbrances in favor of the holders of the Term Loan Financing Documents subject to the terms of the Intercreditor Agreement; (j) any Lien on any equipment securing Debt permitted under subpart (c) of the definition of Permitted Debt, provided,  however, that such Lien attaches concurrently with or within twenty (20) days after the acquisition thereof; (k) Liens arising in the Ordinary Course of Business for sums not overdue or the subject of a Permitted Contest and for which it maintains pledges, deposits or adequate reserves securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Credit Party; (l) easements, rights of way, covenants, conditions, restrictions, encroachments, and other survey defects protrusions and other similar encumbrances and minor title defects affecting real property which were not incurred in connection with Debt and do not in any case materially and adversely interfere with the use of the property encumbered thereby for its intended purposes; (m) Liens securing Debt permitted under clause (c) of the definition of Permitted Debt; provided that (i) such Liens attach concurrently with or within one hundred and twenty (120) days after the acquisition, or the completion of the construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; (n) rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions or upon securities in favor of securities intermediaries, solely to the extent incurred in connection with the maintenance of deposit accounts or securities accounts in the Ordinary Course of Business; (o) purported Liens evidenced by precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by any Borrower and its Subsidiaries in the Ordinary Course of Business; (p) any zoning, land use or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; (q) the modification, replacement, renewal or extension of any Lien permitted by clause (h) of this definition; provided that (i) the Lien does not extend to any additional property other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Debt permitted under clause (c) of the definition of "Permitted Debt", and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by clause (d) of the definition of "Permitted Debt"; (r) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(h) or securing appeal or other surety bonds relating to such judgments; (s) Liens in connection with the cash collateralization of the Existing Letters of Credit, so long as (i) the amount secured thereunder does not exceed 105% of the aggregate face amount of such Existing Letters of Credit and (ii) such cash collateral is held in a segregated cash collateral account and not, at any time, commingled with any other funds of the Credit Parties or their Subsidiaries; (t) Liens in favor of customs and revenue authorities arising as a matter of applicable Law and in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods; and (u) non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights in the Ordinary Course of Business.

"Permitted Modifications" means (a) such amendments or other modifications to a Credit Party's or Subsidiary's Organizational Documents as are required under this Agreement or by applicable Law and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, (b) such amendments or modifications to a Credit Party's or Subsidiary's Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Credit Party or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of the Agent or Lenders and fully disclosed to Agent within thirty (30) days after such amendments or modifications have become effective, and (c) such amendments or modifications to a Credit Party's or Subsidiary's Organizational Documents solely to change the name of a Borrower or Subsidiary or to a reorganization of a Credit Party or Subsidiary under the laws of a different jurisdiction in the United States  fully disclosed to Agent not later than thirty (30) days before such amendments or modifications have become effective.

"Permitted Servicing Joint Venture" means any joint venture or partnership between any Credit Party, on the one hand, and any other Person, on the other hand (each, a "Joint Venture"), so long as (a) immediately prior to and after giving pro forma effect to the formation and  capitalization of such Joint Venture, no Default or Event of Default exists; (b) the assets, businesses or activities of the Joint Venture are consistent with the then-current business plan of the Credit Parties; (c) no Debt or Liens are assumed or incurred by any Credit Party as a result of the formation and  capitalization of, or as a result of any subsequent Investment in, the Joint Venture, except as otherwise permitted hereunder; and (d) such Credit Party, the Joint Venture or the customer or customers of the Joint Venture shall obtain customary liability and commercial insurance, in amounts and from a reputable insurer as may be necessary for prudent execution of the work by the Joint Venture.

"Person" means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

"Pro Rata Share" means (a) with respect to a Lender's obligation to make Revolving Loans, such Lender's right to receive the unused line fee described in Section 2.2(b), such Lender's obligation to purchase interests and participations in Letters of Credit and related Support Agreement liabilities and obligations, and such Lender's obligation to share in Letter of Credit Liabilities and to receive the related Letter of Credit fee described in Section 2.5(b), the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender's right to receive payments of principal and interest with respect to Revolving Loans, such Lender's Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the sum of the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender's then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

"Qualified ECP Credit Party" means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an "eligible contract participant" under the Commodity Exchange Act and can cause another person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

"RCC" means Richmond County Contractors, the joint venture formed between Williams Plant Services, LLC and Bechtel Power Corporation.

“Recipient” means Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

"Reimbursement Obligations" means, at any date, the then outstanding obligations of each Borrower to reimburse (a) Agent for payments made by Agent under a Support Agreement, and/or (b) any LC Issuer, for payments made by such LC Issuer under a Lender Letter of Credit.

"Required Lenders" means at any time Lenders holding (a) sixty-six and two thirds percent (66 2/3%) or more of the Revolving Loan Commitment, or (b) if the Revolving Loan Commitment has been terminated, sixty-six and two thirds percent (66 2/3%) or more of the sum of (x) the then aggregate outstanding principal balance of the Loans plus (y) the then aggregate amount of Letter of Credit Liabilities.

"Responsible Officer" means any of the Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower acceptable to Agent.

"Restricted Distribution" means as to any Person (a) any dividend or other distribution (whether in cash, securities or other property) on any equity interest in such Person (except those payable solely in its equity interests of the same class), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (ii) any option, warrant or other right to acquire any equity interests in such Person, (c) any management fees, salaries or other fees or compensation to any Person holding an equity interest in a Credit Party or a Subsidiary of a Credit Party (other than (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party, or (d)  repayments of or debt service on loans or other indebtedness held by any Person holding an equity interest in a Credit Party or a Subsidiary of a Credit Party, an Affiliate of a Credit Party or an Affiliate of any Subsidiary of a Credit Party unless permitted under and made pursuant to the Intercreditor Agreement or any other subordination agreement applicable to such loans or other indebtedness.

"Revolving Lender" means each Lender having a Revolving Loan Commitment Amount in excess of $0 (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of $0).

"Revolving Loan Availability" means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

"Revolving Loan Borrowing" means a borrowing of a Revolving Loan.

"Revolving Loan Commitment" means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

"Revolving Loan Commitment Amount" means, as to any Lender, the dollar amount set forth opposite such Lender's name on the Commitment Annex under the column "Revolving Loan Commitment Amount" (if such Lender's name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be $0), as such amount may be adjusted from time to time by any amounts assigned (with respect to such Lender's portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective Assignment Agreements to which such Lender is a party.

"Revolving Loan Commitment Percentage" means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender's name on the Commitment Annex under the column "Revolving Loan Commitment Percentage" (if such Lender's name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

"Revolving Loan Exposure" means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender's Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

"Revolving Loan Limit" means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

"Revolving Loan Outstandings" means, at any time of calculation, (a) the sum of the then existing aggregate outstanding principal amount of Revolving Loans plus the then existing Letter of Credit Liabilities, and (b) when used with reference to any single Lender, the sum of the then existing outstanding principal amount of Revolving Loans advanced by such Lender plus the then existing Letter of Credit Liabilities for the account of such Lender.

"Revolving Loans" has the meaning set forth in Section 2.1(b).

"Sale and Leaseback Transaction" means any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Credit Party or any Subsidiary sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

"SEC" means the United States Securities and Exchange Commission.

"Securities Account" means a "securities account" (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

"Securities Account Control Agreement" means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain "control" (as defined in Article 9 of the UCC) over such Securities Account.

"Security Document" means this Agreement and any other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

"Servicing Joint Venture Proposal Package" means, with respect to any proposed Permitted Servicing Joint Venture, the following items, each in form reasonably satisfactory to the Agent:

(a)      a copy of the proposed formation and governing documents for the proposed Permitted Servicing Joint Venture, together with a description in reasonable detail of the proposed Permitted Servicing Joint Venture and the nature of the project or projects for which the proposed Permitted Servicing Joint Venture would be formed;

(b)      a certificate of a Responsible Officer of the Borrower Representative certifying that:

(i)       such proposed Permitted Servicing Joint Venture satisfies the criteria set forth in the definition of "Permitted Servicing Joint Venture" or, if discretionary approval is required with respect to any such criteria, a request for such discretionary approval;

(ii)      the entry into such proposed Permitted Servicing Joint Venture would not cause or result in a Default or Event of Default; and

(iii)     the Credit Parties are in compliance with the financial covenants contained in Article 6 (both immediately before and after giving effect to the entry into the proposed Permitted Servicing Joint Venture).

"Solvent" means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

"Subordinated Debt" means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent.  As of the Closing Date, there is no Subordinated Debt.

"Subordinated Debt Documents" means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.  As of the Closing Date, there are no Subordinated Debt Documents.

"Subordination Agreement" means any agreement between Agent and another creditor of Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Borrower(s) and/or the Liens securing such Debt granted by any Borrower(s) to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

"Subsidiary" means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such capital stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.  In no event shall the term "Subsidiary" include any Permitted Servicing Joint Venture or Koontz-Wagner Custom Controls Holdings LLC.

"Support Agreement" has the meaning set forth in Section 2.5(a).

"Supported Letter of Credit" means a Letter of Credit issued by an LC Issuer in reliance on one or more Support Agreements.

"Swap Contract" means any "swap agreement", as defined in Section 101 of the Bankruptcy Code, that is obtained by any Credit Party to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such "swap agreement".

"Swap Obligation" means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so‑called synthetic, off‑balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including any Sale and Leaseback), in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment).

"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

"Term Loan" means the term loan made to the Company pursuant to the terms of the Term Loan Credit Agreement.

"Term Loan Agent" means the "Administrative Agent" at any time under and as defined in the Term Loan Credit Agreement.

"Term Loan Credit Agreement" that certain Senior Secured Credit Agreement, dated as of September 18, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement), among the Term Loan Agent, the lenders party thereto and the Company pursuant to which the Term Loan Agent and lenders thereunder have extended a term credit facility to the Company.

"Term Loan Financing Documents" means the "Loan Documents" as defined in the Term Loan Credit Agreement.

"Termination Date" means the earlier to occur of (a) the Commitment Expiry Date, (b) any date on which Agent accelerates the maturity of the Loans pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Total Debt” means, as of any date, consolidated Debt of the Credit Parties outstanding as of such date of the type described in clauses (a), (b) (excluding undrawn amounts under outstanding letters of credit or letters of guaranty), (c), (d), (e), and (g) (but only if drawn or called) of the definition thereof.

“Total Leverage Ratio” means, with respect to any Defined Period, the ratio of (a) Total Debt as of the last day of such Defined Period to (b) Consolidated Adjusted EBITDA of the Borrower and its Subsidiaries for such Defined Period.

"Transaction Documents" means the Financing Documents and the Term Loan Financing Documents.

"UCC" means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

"United States" means the United States of America.

"Withholding Agent" means any Borrower or Agent.

"Write-Down and Conversion Powers" means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2     Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date.  If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, the Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided,  however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at "fair value", as defined therein.  Furthermore, notwithstanding any such change in GAAP that after the Closing Date would require lease obligations that would be treated as operating leases as of the date they are entered into to be classified and accounted for as Capital Leases or otherwise reflected as Capital Leases on the consolidated balance sheet of Borrower and its Subsidiaries, for the purposes of determining compliance with any covenant or other obligation contained herein, such obligations shall be treated as operating leases during the term of this Agreement.

Section 1.3     Other Definitional and Interpretive Provisions.  References in this Agreement to "Articles", "Sections", "Annexes", "Exhibits", or "Schedules" shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  "Include", "includes" and "including" shall be deemed to be followed by "without limitation".  Except as otherwise specified or limited herein, references to any Person include the successors and permitted assigns of such Person.  References "from" or "through" any date mean, unless otherwise specified, "from and including" or "through and including", respectively.  Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.  References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.  References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto.  References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC.  All references herein to times of day shall be references to daylight or standard time, as applicable.  All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable.  Any series of limited liability company shall be considered a separate Person.

Section 1.4      Time is of the Essence.  Time is of the essence in Borrower's and each other Credit Party's performance under this Agreement and all other Financing Documents.

Section 1.5      Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

ARTICLE 2 - LOANS AND LETTERS OF CREDIT

Section 2.1      Loans.

(a)        [Reserved].

(b)        Revolving Loans.

(i)         Revolving Loans and Borrowings.  On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a "Revolving Loan", and collectively, "Revolving Loans") equal to such Lender's Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided,  however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit.  Borrower Representative on behalf of all Borrowers shall deliver to Agent a Notice of

Borrowing with respect to each proposed Revolving Loan Borrowing, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing.  Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, (A) as provided in Section 2.5(c), with respect to obligations arising under Support Agreements and/or Lender Letters of Credit, and (B) to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document.  The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent.  Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent's continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent's Permitted Discretion, such reserves are necessary; provided that, so long as no Event of Default has occurred and is continuing, Agent shall endeavor to promptly provide Borrowers with notice of any intended increase of reserves.

(ii)       Mandatory Revolving Loan Repayments and Prepayments.

(A)       The Revolving Loan Commitment shall terminate on the Termination Date.  On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B)       If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit, then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans or cash collateralize Letter of Credit Liabilities in the manner specified in Section 2.5(e) or cause the cancellation of outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(C)       Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(D)       Unless Agent shall otherwise consent in writing, on the date on which any Credit Party (or Agent as loss payee or assignee) receives any casualty proceeds in excess of $25,000 with respect to assets upon which the Borrowing Base is calculated, an amount equal to one hundred percent (100%) of such proceeds (net of out-of-pocket expenses and repayment of secured debt permitted under clause (c) of the definition of Permitted Debt and encumbering the property that suffered such casualty), or such lesser portion of such proceeds as Agent shall elect to apply to the Obligations;

(E)       Upon receipt by any Credit Party of the proceeds of any Asset Disposition that is not made in the Ordinary Course of Business and that pertains to any Collateral upon which the Borrowing Base is calculated, Borrowers shall repay the Revolving Loans in an amount equal to one hundred percent (100%) of the net cash proceeds of such Asset Disposition (net of out-of-pocket expenses) in accordance with Section 2.11 below.

(iii)      Optional Prepayments.  Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided,  however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.  For the avoidance of doubt, nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrowers other than in accordance with Section 2.12(b).

(iv)       LIBOR Rate.

(A)       Except as provided in subsection (C) below, Revolving Loans shall accrue interest at the LIBOR Rate plus the Applicable Margin.

(B)       The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding loans bearing interest based upon the LIBOR Rate; provided, however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (I) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (II) repay the Loans bearing interest based upon the LIBOR Rate with respect to which such adjustment is made.

(C)       In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain Loans bearing interest based upon the LIBOR Rate or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (I) in the case of any outstanding Loans of such Lender bearing interest based upon the LIBOR Rate, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such Loans, and interest upon such Lender's Loans thereafter shall accrue interest at Base Rate plus the Applicable Margin, and (II)  such Loans shall continue to accrue interest at Base Rate plus the Applicable Margin until such Lender determines that it would no longer be unlawful or impractical to maintain such Loans at the LIBOR Rate.

(D)       Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the LIBOR Rate.

Section 2.2      Interest, Interest Calculations and Certain Fees.

(a)        Interest. From and following the Closing Date, except as expressly set forth in this Agreement, Loans and, to the extent then due and payable, all other outstanding Obligations, shall bear interest at the sum of the LIBOR Rate plus the Applicable Margin.  Interest on the Loans shall be paid in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on all such other Obligations shall be payable upon demand.  For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a three (3) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.

(b)        Unused Line Fee.  From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) 0.50% per annum.  Such fee is to be paid monthly in arrears on the first day of each month.

(c)        Minimum Balance Fee.  On the first day of each month, commencing on November 1, 2018, the Borrowers agree to pay to Agent, for the ratable benefit of all Lenders, the sum of the Minimum Balance Fees due for the prior month.  The Minimum Balance Fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(d)        Collateral Management Fee.  From and following the Closing Date, Borrowers shall pay Agent on the first day of each month, for its own account and not for the benefit of any other Lenders, a fee in an amount equal to $2,000.  The collateral management fee shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(e)        [Reserved].

(f)        Deferred Revolving Loan Origination Fee.  If Lenders' funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate for any reason (whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or otherwise) prior to the Commitment Expiry Date, Borrowers shall pay to Agent, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the Revolving Loan Commitment by the following applicable percentage amount:  2.00% for the first year following the Closing Date, 1.50% for the second year following the Closing Date, and 1.00% thereafter; provided that no such fee shall be payable within 90 days of the Commitment Expiry Date. All fees payable pursuant to this paragraph shall be deemed fully earned and non-refundable as of the Closing Date.

(g)        [Reserved].

(h)        Fee Letter.  In addition to the other fees set forth herein, the Borrowers agree to pay to Agent the fees set forth in the Fee Letter.

(i)         Audit Fees.  Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable fees and expenses in connection with audits and inspections of Borrowers' books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers' compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers (so long as such first Business Day is at least three (3) Business Days from the date such notice is received by Borrowers (it being understood that, in the event Agent requests payment thereof less than three (3) Business Days in advance of the first Business Day of the month, Borrowers shall pay such fees and expenses on the first Business Day of the succeeding month)); provided that, absent an Event of Default, Borrowers shall not be required to pay for more than three (3) such audits, inspections, valuations or appraisals during any fiscal year of the Company.

(j)         Wire Fees.  Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent's then current wire fee schedule (available upon written request of the Borrowers).

(k)        [Reserved].

(l)         Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a 360-day year for the actual number of days elapsed.  The date of funding of a Loan shall be included in the calculation of interest.  The date of payment of a Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) day's interest shall be charged.

(m)       Automated Clearing House Payments.  If Agent  (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt.  Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting.  In no event shall any such payments be refunded to Borrowers.

Section 2.3      Notes.  The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a "Note") in an original principal amount equal to such Lender's Revolving Loan Commitment Amount.

Section 2.4      [Reserved].

Section 2.5      Letters of Credit and Letter of Credit Fees.

(a)        Letter of Credit.  On the terms and subject to the conditions set forth herein, the Revolving Loan Commitment may be used by Borrowers, in addition to the making of Revolving Loans hereunder, for the issuance, prior to that date which is one year prior to the Termination Date, by (i) Agent, of letters of credit, Guarantees or other agreements or arrangements (each, a "Support Agreement") to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, one or more Letters of Credit and (ii) a Lender, identified by Agent, as an LC Issuer, of one or more Lender Letters of Credit, so long as, in each case:

(i)         Agent shall have received a Notice of LC Credit Event at least five (5) Business Days before the relevant date of issuance, increase or extension; and

(ii)       after giving effect to such issuance, increase or extension, (A) the aggregate Letter of Credit Liabilities do not exceed $6,000,000, and (B) the Revolving Loan Outstandings do not exceed the Revolving Loan Limit.

Nothing in this Agreement shall be construed to obligate any Lender to issue, increase the amount of or extend the expiry date of any Letter of Credit, which act or acts, if any, shall be subject to agreements to be entered into from time to time between Borrowers and such Lender.  Each Lender that is an LC Issuer hereby agrees to give Agent prompt written notice of each issuance of a Lender Letter of Credit by such Lender and each payment made by such Lender in respect of Lender Letters of Credit issued by such Lender.

Notwithstanding anything to the contrary set forth herein, Borrowers agree and acknowledge that no part of the Revolving Loan Commitment will be available for the issuance of a Letter of Credit until such times as Agent notifies Borrower Representative that a Lender party to this Agreement is an LC Issuer.

(b)        Letter of Credit Fee.  Borrowers shall pay to Agent, for the benefit of the Revolving Lenders in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Margin then applicable to Loans bearing interest based upon the LIBOR Rate.  Such fee shall be payable in arrears on the last day of each calendar month prior to the Termination Date and on such date.  In addition, Borrowers agree to pay promptly to the LC Issuer any fronting or other customary fees that it may charge in connection with any Letter of Credit.

(c)        Reimbursement Obligations of Borrowers.  If either (i) Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, or (ii) an LC Issuer shall notify Agent that it has made a payment in respect of, a Lender Letter of Credit, (A) if the applicable Borrower shall have received notice of such payment prior to 12:00 Noon on such date, the applicable Borrower shall reimburse Agent or such LC Issuer, as applicable, for the amount of such payment by the end of the day on which Agent or such LC Issuer shall make such payment or, if such notice has not been received by such Borrower prior to such time on such date, on the Business Day immediately following the date on which such payment was made, and (B) Borrowers shall be deemed to have immediately requested that Revolving Lenders make a Revolving Loan, in a principal amount equal to the amount of such payment (but solely to the extent such Borrower shall have failed to directly reimburse Agent or, with respect to Lender Letters of Credit, the applicable LC Issuer, for the amount of such payment).  Agent shall promptly notify Revolving Lenders of any such deemed request and each Revolving Lender hereby agrees to make available to Agent not later than noon (Eastern time) on the Business Day following such notification from Agent such Revolving Lender's Pro Rata Share of such Revolving Loan.  Each Revolving Lender hereby absolutely and unconditionally agrees to fund such Revolving Lender's Pro Rata Share of the Loan described in the immediately preceding sentence, unaffected by any circumstance whatsoever, including, without limitation, (x) the occurrence and continuance of a Default or Event of Default, (y) the fact that, whether before or after giving effect to the making of any such Revolving Loan, the Revolving Loan Outstandings exceed or will exceed the Revolving Loan Limit, and/or (z) the non-satisfaction of any conditions set forth in Section 7.2.  Agent hereby agrees to apply the gross proceeds of each Revolving Loan deemed made pursuant to this Section 2.5(c) in satisfaction of Borrowers' reimbursement obligations arising pursuant to this Section 2.5(c).  Borrowers shall pay interest, on demand, on all amounts so paid by Agent pursuant to any Support Agreement or to any applicable Lender in honoring a draw request under any Lender Letter of Credit for each day from the date of such payment until Borrowers reimburse Agent or the applicable Lender therefor (whether pursuant to clause (A) or (B) of the first sentence of this subsection (c)) at a rate per annum equal to the interest rate applicable to Revolving Loans for such day.

(d)        Reimbursement and Other Payments by Borrowers.  The obligations of each Borrower to reimburse Agent and/or the applicable LC Issuer pursuant to Section 2.5(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)         any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii)       the existence of any claim, set-off, defense or other right which any Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided,  however, that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)      any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv)       any affiliation between the LC Issuer and Agent; or

(v)        to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)        Deposit Obligations of Borrowers.  In the event any Letters of Credit are outstanding at the time that Borrowers prepay in full or are required to repay the Obligations or the Revolving Loan Commitment is terminated, Borrowers shall (i) deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to one hundred five percent (105%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent, for its benefit and the benefit of issuers of Letters of Credit, to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto, and (ii) prepay the fee payable under Section 2.5(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit assuming that the full amount of such Letters of Credit as of the date of such repayment or termination remain outstanding until the end of such remaining terms.  Upon termination of any such Letter of Credit and so long as no Event of Default has occurred and is continuing, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to Borrowers, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Agent in the manner described herein.

(f)        Participations in Support Agreements and Lender Letters of Credit.

(i)         Concurrently with the issuance of each Supported Letter of Credit, Agent shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender's Pro Rata Share, Agent's Support Agreement liabilities and obligations in respect of such Supported Letter of Credit and Borrowers' Reimbursement Obligations with respect thereto.  Concurrently with the issuance of each Lender Letter of Credit, the LC Issuer in respect thereof shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender shall be deemed irrevocably and immediately to have purchased and received from such LC Issuer, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender's Pro Rata Share, such Lender Letter of Credit and Borrowers' Reimbursement Obligations with respect thereto.  Any purchase obligation arising pursuant to the immediately two preceding sentences shall be absolute and unconditional and shall not be affected by any circumstances whatsoever.

(ii)       If either (A) Agent makes any payment or disbursement under any Support Agreement and/or (B) an LC Issuer makes any payment or disbursement under any Lender Letter of Credit, and (I) Borrowers have not reimbursed Agent or the applicable LC Issuer, as applicable, in full for such payment or disbursement in accordance with Section 2.5(c), or (II) any reimbursement under any Support Agreement or Lender Letter of Credit received by Agent or any LC Issuer, as applicable, from any Credit Party is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Revolving Lender shall be irrevocably and unconditionally obligated to pay to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrowers under Section 2.5(c)).  To the extent any such Revolving Lender shall not have made such amount available to Agent or the applicable LC Issuer, as applicable, before 12:00 Noon (Eastern time) on the Business Day on which such Lender receives notice from Agent or the applicable LC Issuer, as applicable, of such payment or disbursement, or return or rescission, as applicable, such Lender agrees to pay interest on such amount to Agent or the applicable LC Issuer, as applicable, forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender's receipt of such notice, and thereafter at the Base Rate plus the Applicable Margin in respect of Revolving Loans.  Any such Revolving Lender's failure to make available to Agent or the applicable LC Issuer, as applicable, its Pro Rata Share of any such payment or disbursement, or return or rescission, as applicable, shall not relieve any other Lender of its obligation hereunder to make available such other Revolving Lender's Pro Rata Share of such payment, but no Revolving Lender shall be responsible for the failure of any other Lender to make available such other Lender's Pro Rata Share of any such payment or disbursement, or return or rescission.

Section 2.6      General Provisions Regarding Payment; Loan Account.

(a)        All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto).  Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b)        Agent shall maintain a loan account (the "Loan Account") on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower.  All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded in Agent's books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided,  however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower's duty to pay all amounts owing hereunder or under any other Financing Document.  Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement).  Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7      Maximum Interest.  In no event shall the interest charged with respect to the Loans or any other Obligations of any Credit Party under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.  Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the "Stated Rate") would exceed the highest rate of interest permitted under any applicable law to be charged (the "Maximum Lawful Rate"), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided,  however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.  In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers.  In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8      Taxes; Capital Adequacy.

(a)        Any and all payments by or on account of any obligation of any Credit Party under any Financing Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.8) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.  The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by such Recipient or its Affiliates or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto (including without limitation reasonable attorneys' and tax advisor fees and expenses), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(b)        The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Agent timely reimburse it for the payment of, any Other Taxes.

(c)        Each Lender that (i) is organized under the laws of a jurisdiction other than the United States, and (ii) (A) is a party hereto on the Closing Date or (B) purports to become an assignee of an interest as a Lender under this Agreement after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower Representative and Agent one or more (as Borrowers or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Agent certifying as to such Lender's entitlement to a complete exemption from withholding or deduction of Taxes.  Any Lender that is an "United States person" within the meaning of Section 7701(a)(30) of the Code shall deliver to Borrower Representative and Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower Representative or Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax.  If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrower Representative and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Each Lender agrees to provide such updated United States forms and certificates required by this Section 2.8(c) as may be necessary upon a change in fact or circumstance or expiration of the applicable form which under applicable law requires a new form or certification to claim exemption from or reduction in United States federal withholding Taxes.

(d)        If any Lender shall determine in its commercially reasonable judgment that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender's or such controlling Person's capital as a consequence of such Lender's obligations hereunder or under any Support Agreement or Lender Letter of Credit to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender's or such controlling Person's policies with respect to capital adequacy) then from time to time, upon written demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided,  however, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "change in applicable Law", regardless of the date enacted, adopted or issued.

(e)        If any Lender requires compensation under Section 2.8(d), or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) or 2.8(b), then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or issuing Letters of Credit, as applicable, hereunder or to assign its rights and obligations hereunder (subject to the terms of this Agreement) to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable or to be withheld pursuant to any such subsection, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender (as determined in its sole discretion).  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(f)        The parties' obligations under this Section 2.8 shall survive the replacement of Agent, the repayment of the Loans and the termination of this Agreement.

(g)        For purposes of this Section 2.8, the term "applicable law" includes FATCA.

(h)        Unless required by applicable law, at no time shall Agent have any obligation to file for or otherwise pursue on behalf of a Lender or LC Issuer, nor have any obligation to pay to any Lender or LC Issuer, any refund of Taxes withheld or deducted from funds paid for the account of a Lender or LC Issuer.  If a Recipient determines in its discretion that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower with respect to the Taxes giving rise to such refund), net of all out- of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Borrower agrees, upon request by the Recipient, to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient if the Recipient is required to repay such refund to the Governmental Authority.  Notwithstanding anything herein to the contrary, no Recipient shall be required to pay any amount to any Borrower if such payment would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  In no event shall Agent or any Recipient be required to make its tax returns (or any other information relating to its taxes that it deems confidential) available to any Credit Party or other Person.

Section 2.9      Appointment of Borrower Representative.

(a)        Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, Notices of LC Credit Events and Borrowing Base Certificates, give instructions with respect to the disbursement of the proceeds of the Loans, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents.  Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, and LC Issuer may provide such Letters of Credit for the account of a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)        Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9.  Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, or the issuance of any Letter of Credit requested on behalf of a Borrower hereunder, shall be remitted or issued to or for the account of such Borrower.

(c)        Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders and LC Issuer with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d)        Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e)        No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days' prior written notice to Agent.  If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor).  Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term "Borrower Representative" shall mean such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative's appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10    Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a)        Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided,  however, that any references herein to "any Borrower", "each Borrower" or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein.  Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement.  Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons.  Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.  In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together.  By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b)        Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations, not constitute a Fraudulent Conveyance (as defined below).  Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations, or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly.  For purposes hereof, the term "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c)        Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by such Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived, to the extent that the waiver of such defenses is not prohibited by applicable Law, by each Borrower.  Without limitations of the foregoing, with respect to the Obligations, each Borrower hereby makes and adopts each of the agreements and waivers set forth in each Guarantee, the same being incorporated hereby by reference.  Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers.  All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its sole discretion, without affecting the validity or enforceability of the Obligations of the other Borrower.

(d)        Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against any other Borrower or Agent's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by any other Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent's claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e)        The Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower's contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in a Fraudulent Conveyance.  Until all Obligations have been paid and satisfied in full, no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower's property.  The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations have been indefeasibly paid and satisfied in full.  As used in this Section 2.10(e), the term "Recovery Amount" means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral.  As used in this Section 2.10(e), the term "Deficiency Amount" means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to $0 through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise.

(f)        Each Qualified ECP Credit Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Section 2.10 in respect of Swap Obligations.  The obligations of each Qualified ECP Credit Party under this Section 2.10 shall remain in full force and effect until the Revolving Loan Commitment is terminated, all Letters of Credit have expired or been cancelled, replaced, backstopped or cash collateralized, and all Obligations payable by the Borrowers and the Guarantors under this Agreement and all other Financing Documents shall have been paid in full. Each Qualified ECP Credit Party intends that this Section 2.10(f) constitute, and this Section 2.10(f) shall be deemed to constitute, a "keepwell, support, or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 2.11    Collections and Lockbox Account.

(a)        Borrowers shall maintain a lockbox (the "Lockbox") with a United States depository institution designated from time to time by Agent (the "Lockbox Bank"), for receipt and collection of all payments in respect of Accounts and proceeds of other ABL Priority Collateral, subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may reasonably require.  Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors (i) into the Lockbox for deposit into the Lockbox Account and/or (ii) directly into the Lockbox Account.  All funds deposited into a Lockbox Account shall be transferred into the Payment Account by the close of each Business Day.

(b)        [Reserved].

(c)        Notwithstanding anything in any Lockbox Agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox, the Lockbox Account, and that Agent shall have no liability therefor.  Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys' fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any Lockbox Agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent's gross negligence or willful misconduct.

(d)        Agent shall apply, on a daily basis, all funds transferred into the Payment Account pursuant to this Section to reduce the outstanding Revolving Loans in such order of application as Agent shall elect.  If as the result of collections of Accounts pursuant to the terms and conditions of this Section, a credit balance exists with respect to the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative for so long as no Event of Default exists.

(e)        To the extent that any collections of Accounts or proceeds of other ABL Priority Collateral are not sent directly to the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and promptly remitted (but, in any event, not to exceed one (1) Business Day after receipt thereof), in the form received, to the applicable Lockbox or Lockbox Account.  No such funds received by any Borrower shall be commingled with other funds of the Borrowers.

(f)        Borrowers acknowledge and agree that compliance with the terms of this Section is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits

Account Debtors to send payments other than to the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other ABL Priority Collateral in the Lockbox Account as herein required.  Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers' obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g)        Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing any Lockbox Accounts, or (iii) send to or deposit in any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other ABL Priority Collateral.  Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts.  If Borrowers fail to comply with this Section 2.11(g), then in addition to all other rights and remedies of Agent set forth in this Agreement, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers' expense (which in the case of Agent's own staff shall be in accordance with Agent's then prevailing customary charges (plus reasonable expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h)        If any Borrower breaches its obligation to direct payments of the proceeds of the ABL Priority Collateral to the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent's authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the ABL Priority Collateral to Borrowers by directing payment to the Lockbox Account.

Section 2.12    Termination; Restriction on Termination.

(a)        Termination by Lenders.  In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b)        Termination by Borrowers.  Upon at least thirty (30) days' prior written notice to Agent and Lenders, Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have (i) paid all of the Obligations in immediately available funds, all Letters of Credit and Support Agreements have expired, terminated or have been cash collateralized in accordance with this Agreement and (ii) complied with Section 2.2(h).  Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit or Support Agreements on or after the termination date stated in such notice.  Borrowers may elect to terminate this Agreement in its entirety only.  No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c)        Effectiveness of Termination.  All of the Obligations shall be immediately due and payable upon the Termination Date.  All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2(h) and the terms of any fee letter resulting from such termination.  Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall, at its option, (i) have received a written agreement satisfactory to Agent, executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Obligations, indemnifying Agent and each Lender from any such loss or damage or (ii) have retained cash Collateral or other Collateral for such period of time as Agent, in its Permitted Discretion, may deem necessary to protect Agent and each Lender from any such loss or damage.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1      Existence and Power.  Each Credit Party is an entity as specified on Schedule 3.1, is duly organized, validly existing and in good standing under the laws of the jurisdiction specified on Schedule 3.1 and no other jurisdiction, has the same legal name as it appears in such Credit Party's Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, and has all powers and all Permits that are necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such Permits could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.1, no Credit Party (a) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (b) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2     Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Transaction Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any Governmental Authority and do not violate or cause a breach of or a default under (a) any Law applicable to any Credit Party or any of the Organizational Documents of any Credit Party, or (b) any agreement or instrument binding upon it, except for such violations, breaches or defaults as could not, with respect to this clause (b), reasonably be expected to have a Material Adverse Effect.

Section 3.3      Binding Effect.  Each of the Transaction Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors' rights generally and by general equitable principles.

Section 3.4      Capitalization.  The authorized equity securities of each of the Credit Parties as of the Closing Date are as set forth on Schedule 3.4.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, and, other than with respect to the equity securities of the Company, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders and in favor of the Term Loan Agent, and such equity securities were issued in compliance with all applicable Laws.  The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties (other than the Company) as of the Closing Date is set forth on Schedule 3.4.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding as of the Closing Date.  Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5      Financial Information.  All information delivered to Agent and pertaining to the financial condition of the Credit Parties (on a consolidated basis) fairly presents in all material respects the financial position of the Credit Parties (on a consolidated basis) as of such date and for the periods covered thereby in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures).  Since December 31, 2017, there has been no Material Adverse Effect.

Section 3.6     Litigation.  Except as set forth on Schedule 3.6, as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Credit Party's knowledge threatened (in writing) against or affecting, any Credit Party that could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to affect the validity of any of the Transaction Documents in any material manner.

Section 3.7      Ownership of Property.  Each Credit Party and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in and easements upon, all properties and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased by or subject to easements granted in favor of such Credit Party (as the case may be).

Section 3.8     No Default.  No Event of Default, or to such Credit Party's knowledge, Default, has occurred and is continuing.  No Credit Party is in breach or default under or with respect to any Material Contract to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9      Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to any Credit Party's knowledge, threatened in writing against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books to the extent required by GAAP, as the case may be.  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which a Credit Party is a party or by which a Credit Party is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to any Credit Party.

Section 3.10   Regulated Entities.  No Credit Party is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company," all within the meaning of the Investment Company Act of 1940.

Section 3.11    Margin Regulations.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any "margin stock" or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12    Compliance With Laws; Anti-Terrorism Laws.

(a)        Each Credit Party is in compliance with the requirements of all applicable Laws, except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b)        None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Subsidiaries (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person.  No Credit Party nor, to the knowledge of any Credit Party, any of its Subsidiaries or any of their respective officers, directors, employees or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13    Taxes.  (a) Each Borrower and each of its Subsidiaries has timely filed all income and all other tax returns and reports required to be filed, and has timely paid all Taxes

(whether or not shown on such tax returns or reports) and all other amounts of federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are set forth on Schedule 3.13(a) or are subject to a Permitted Contest.

(b)        Except as set forth on Schedule 3.13(b) on the Closing Date or as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect, (i) there are no claims being asserted in writing with respect to any amounts of taxes, (ii) there are no presently effective waivers or extensions of statutes in writing with respect to any amounts of taxes, and (iii) no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to any Borrower or any of its Subsidiaries.

(c)              No Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than with an Affiliate included in a consolidated or combined tax return, provided that any such tax sharing agreement shall be subject to the restrictions in Section 5.8.

Section 3.14    Compliance with ERISA.

(a)        Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects.  Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently.  No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b)        Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein.  During the thirty-six (36) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit, (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Credit Party of any material liability, fine or penalty, other than the commencement of the Chapter 7 bankruptcy proceedings of Koontz-Wagner Custom Controls Holdings LLC.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan other than any withdrawal liability incurred as a result of the Chapter 7 bankruptcy proceedings of Koontz-Wagner Custom Controls Holdings LLC.  All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; other than in connection with the Chapter 7 bankruptcy proceedings of Koontz-Wagner Custom Controls Holdings LLC, no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits  or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15    Consummation of Transaction Documents; Brokers.  Except as set forth on Schedule 3.24, and except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Transaction Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder's or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16    Related Transactions.  All transactions contemplated by the Transaction Documents to be consummated on or prior to the date hereof have been so consummated (including, without limitation, the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Transaction Documents, true and complete copies of which have been delivered to Agent, and in compliance with all applicable Law, except for such Laws the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.17    Material Contracts.  Except for the Transaction Documents and the other agreements set forth on Schedule 3.17, as of the Closing Date no Credit Party is a party to (a) employment agreements covering the management of any Credit Party, (b) collective bargaining agreements or other similar labor agreements covering any employees of any Credit Party, (c) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound, (d) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equity holders is a party or by which it is bound, (e) real estate leases, Intellectual Property licenses or other lease or license agreements to which any Credit Party is a party, either as lessor or lessee, or as licensor or licensee (other than licenses arising from the purchase of "off the shelf" products), (f) customer, distribution, marketing or supply agreements to which any Credit Party is a party, in each case with respect to the preceding clauses (a) through (e) requiring payment of more than $250,000 in any year, (g) partnership agreements to which any Credit Party is a general partner or joint venture agreements to which any Credit Party is a party, (h) third party billing arrangements to which any Credit Party is a party, or (i) any other agreements or instruments to which any Credit Party is a party, and the breach, nonperformance or cancellation of which, or the failure of which to renew, could reasonably be expected to have a Material Adverse Effect (each of the agreements, documents or instruments set forth in clause (a)-(h) whether entered into prior to or after the Closing Date, a "Material Contract").  Schedule 3.17 sets forth, with respect to each real estate lease agreement to which any Credit Party is a party (as a lessee) as of the Closing Date, the address of the subject property and the annual rental amount (or, where applicable, a general description of the method of computing the annual rental amount).  The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any

Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18    Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on Schedule 3.18:

(a)        except as would not reasonably be expected to result in a Material Adverse Effect, no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Credit Party's knowledge, threatened by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof under applicable Environmental Laws, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials; and

(b)        no property now owned or leased by any Credit Party and, to the knowledge of each Credit Party, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to such Credit Party's knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Credit Party, other investigations which could reasonably be expected to lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA, in each case, for which any Credit Party or any of its Subsidiaries is liable and that individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19    Intellectual Property.  Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of such Credit Party.  All Intellectual Property existing as of the Closing Date which is issued, registered or pending with any United States or foreign Governmental Authority (including, without limitation, any and all applications for the registration of any Intellectual Property with any such United States or foreign Governmental Authority) and all licenses under which any Credit Party is the licensee of any such registered Intellectual Property (or any such application for the registration of Intellectual Property) owned by another Person are set forth on Schedule 3.19.  Such Schedule 3.19 indicates in each case whether such registered Intellectual Property (or application therefor) is owned or licensed by such Credit Party, and in the case of any such licensed registered Intellectual Property (or application therefor), lists the name and address of the licensor and the name and date of the agreement pursuant to which such item of Intellectual Property is licensed and whether or not such license is an exclusive license and indicates whether there are any purported restrictions in such license on the ability to such Credit Party to grant a security interest in and/or to transfer any of its rights as a licensee under such license.  Except as indicated on Schedule 3.19, the applicable Credit Party is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each such registered Intellectual Property (or application therefor) purported to be owned by such Credit Party, free and clear of any Liens and/or licenses in favor of third parties or agreements or covenants not to sue such third parties for infringement, other than Permitted Liens.  All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 3.19, no Credit Party is party to, nor bound by, any material license or other agreement with respect to which any Credit Party is the licensee that prohibits or otherwise restricts such Credit Party from granting a security interest in such Credit Party's interest in such license or agreement or other property.  To such Credit Party's knowledge, each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others and there is no infringement or claim of infringement by others of any Intellectual Property rights of any Credit Party, which infringement or claim of infringement could reasonably be expected to have a Material Adverse Effect.

Section 3.20    Solvency.  After giving effect to the Loan advance and the liabilities and obligations of each Credit Party under the Transaction Documents, each Borrower and each additional Credit Party is Solvent (after giving effect to the rights of contribution under Section 2.10 of this Agreement).

Section 3.21    Full Disclosure.  The written information (financial or otherwise) furnished by or on behalf of each Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Transaction Documents (excluding projections and other forward-looking information, pro forma financial information and information of a general economic or industry nature), were, when furnished and taken as a whole, correct in all material respects and did not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.  All financial projections and other forward looking information and pro forma financial information delivered to Agent and Lenders by Credit Parties (or their agents) were prepared in good faith based upon assumptions that Credit Parties believed to be reasonable at the time made, in light of the circumstances under which they were made (it being understood that such financial information, projections or forecasts as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such financial information, projections or assumptions may differ from the projected results set forth therein by a material amount).

Section 3.22    Interest Rate.  The rate of interest paid under the Notes and the method and manner of the calculation thereof do not violate any usury or other law or laws applicable to any Credit Party, any of the Organizational Documents, or any of the Transaction Documents.

Section 3.23    Subsidiaries.  Credit Parties do not own any stock, partnership interests, limited liability company interests or other equity securities except for Permitted Investments.

Section 3.24      Eligible Accounts and Eligible Unbilled Accounts.  As to each Account that is identified by Borrowers as an Eligible Account or an account receivable constituting

Eligible Costs in Excess of Billings in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the applicable Borrower's business, (b) owed to the applicable Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, except as arising in the Ordinary Course of Business, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Account or Eligible Costs in Excess of Billings, as applicable (other than those Accounts or accounts receivable constituting Eligible Costs in Excess of Billings deemed ineligible by Agent in its Permitted Discretion).

ARTICLE 4- AFFIRMATIVE COVENANTS

Each Credit Party agrees that, so long as any Credit Exposure exists:

Section 4.1      Financial Statements and Other Reports.  Credit Parties will deliver to Agent:

(a) as soon as available, but no later than thirty (30) days (or with respect to any month ending a fiscal quarter of the Borrowers, forty-five (45) days) after the last day of each month, a company prepared consolidated and consolidating balance sheet, income statement (including year-to-date results) covering Borrowers' and their Consolidated Subsidiaries' consolidated operations during the period, prepared under GAAP, consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding month of the previous fiscal year and the projected figures for such period based upon the projections  required hereunder, all in reasonable detail, certified by a Responsible Officer and in a form acceptable to Agent; provided that for any month ending a fiscal quarter of the Borrowers, the Borrowers shall include cash flow statement together with the financial statements described above;

(b) together with the financial reporting package described in (a) above, upon the reasonable request of Agent, evidence of payment and satisfaction of all payroll, withholding and similar taxes due and owing by all Credit Parties with respect to the payroll period(s) occurring during such month;

(c) as soon as available, but no later than ninety (90) days after the last day of Credit Parties' fiscal year, audited consolidated and consolidating financial statements covering the Company and its Consolidated Subsidiaries prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its Permitted Discretion;

(d) within five (5) days of delivery or filing thereof, copies of all statements, reports and notices made available to Credit Parties' security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by Credit Parties with any stock exchange on which any securities of any Credit Party are traded and/or the SEC;

(e) [reserved];

(f) [reserved];

(g) forecasts prepared by management of the Borrowers, in form reasonably satisfactory to Agent, of balance sheets, income statements and cash flow statements on a monthly basis for the period until the Commitment Termination Date, and an explanation of the assumptions on which such forecasts are based and demonstrating projected compliance with the financial covenant set forth in Article 6, in each case in form reasonably satisfactory to Agent, all as soon as available and in any event no later than February 1 of each fiscal year, and such other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request; and

(h) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act.

The Credit Parties will, within thirty (30) days after the last day of each month, deliver to Agent with the monthly financial statements described in clause (a) above, a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.  Promptly upon their becoming available, Credit Parties shall deliver to Agent copies of all Swap Contracts and Material Contracts.  Each Credit Party will, within two (2) days after the last day of each week, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with (x) aged listings of accounts receivable and accounts payable (by invoice date) and (y) reasonably detailed reports with respect to Eligible Costs in Excess of Billings, "billings in excess of costs" and surety bonds related to the foregoing, in form and substance reasonably satisfactory to the Agent, and in any case, similar to the reports delivered to Agent on the Closing Date.

Documents required to be delivered pursuant to Section 4.1(a), (c) or (d) may be delivered electronically to Agent for further distribution to each Lender and if so delivered, shall be deemed to have been delivered on the date the Company delivers such documents to Agent by electronic mail; provided that upon written request by Agent, the Company shall deliver proper copies of such documents to Agent for further distribution to each Lender until a written request to cease delivery of paper copies is given by Agent.  Each Lender shall be solely responsible for timely accessing electronically provided documents or requests delivery of paper copies of such documents from Agent and retaining its copies of such documents.

Section 4.2      Payment and Performance of Obligations.  Each Credit Party (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), pay all amounts due and owing in respect of Taxes (including without limitation, payroll and withholdings tax liabilities) on a timely basis as and when due, which, if unpaid when due and payable, may reasonably be expected to become a tax Lien upon any property of any Credit Party or any of their Subsidiaries, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3      Maintenance of Existence.  Each Credit Party will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 4.3 shall prevent Global Power Professional Services Inc., Braden Holdings, LLC, Steam Enterprises, L.L.C. or GPEG, LLC from discontinuing operations if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and is not materially adverse to Lenders.

Section 4.4      Maintenance of Property; Insurance.

(a)        Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted.  If all or any part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly make all commercially reasonable and appropriate repairs and/or restore the affected Collateral in a good and workmanlike manner, except where failure to do so would not reasonably be expected to materially adversely affect the use of the property, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction; provided that nothing in this Section 4.4(a) shall prevent Global Power Professional Services Inc., Braden Holdings, LLC, Steam Enterprises, L.L.C. or GPEG, LLC from discontinuing operations if such discontinuance is, in the judgment of such Credit Party, desirable in the conduct of its or their business and is not materially adverse to Lenders.

(b)        [Reserved].

(c)        Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, insurance coverages substantially similar to, or in amounts or with coverage in excess of, the insurance coverages in existence on the Closing Date, or such other coverage as may be agreed to by Agent in its Permitted Discretion.  All such insurance shall be provided by insurers having an A.M. Best policyholders rating of A- or better.  Each of Agent and Lenders acknowledge that the insurance coverages as of the Closing Date comply with this Section 4.4.

(d)        On or prior to the Closing Date, and at all times thereafter, Credit Parties will cause Agent to be named as an additional insured, assignee and lender loss payee (which shall include, as applicable, identification as mortgagee), as its interest may appear, as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and substance acceptable to Agent.  Credit Parties shall deliver to Agent and Lenders (i) on the Closing Date, a certificate from Credit Parties' insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least ten (10) days, with respect to cancellation for nonpayment of premiums, and thirty (30) days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the reasonable request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within five (5) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Credit Parties, and (v) at least thirty (30) days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(e)        In the event Credit Parties fail to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Credit Parties' expense to protect Agent's interests in the Collateral.  This insurance may, but need not, protect such Credit Parties' interests.  The coverage purchased by Agent may not pay any claim made by a Credit Party or any claim that is made against such Credit Party in connection with the Collateral.  Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement.  If Agent purchases insurance for the Collateral, Credit Parties will be responsible for the costs of that insurance to the fullest extent provided by applicable law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Credit Parties are able to obtain on their own.

Section 4.5      Compliance with Laws and Material Contracts.  Each Credit Party will comply, and cause each Subsidiary to comply, with the requirements of (a) all Permits that are necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, (b) all applicable Laws, and (c) Material Contracts, in each case, except to the extent that failure to so comply could not reasonably be expected to (i) have a Material Adverse Effect, or (ii) result in any Lien upon either (A) a material portion of the assets of any such Person in favor of any Governmental Authority, or (B) any ABL Priority Collateral.

Section 4.6      Inspection of Property, Books and Records.  Each Credit Party will keep, and will cause each Subsidiary to keep, proper books of record substantially in accordance with GAAP in which full, true and correct, in all material respects, entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, at the sole cost of the applicable Credit Party or any applicable Subsidiary, representatives of Agent and of any Lender to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Credit Parties and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants at such reasonable times during normal business hours and as often as may reasonably be desired; provided that (a) such visits and inspections shall be coordinated through Agent and (b) Agent shall not exercise such rights more than three (3) times during any fiscal year absent the occurrence of an Event of Default.  In the absence of a Default or an Event of Default, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party or any applicable Subsidiary commercially reasonable prior notice of such exercise.  No notice shall be required during the existence and continuance of any Default or any time during which Agent reasonably believes a Default exists.  Agent shall give the Company the opportunity to participate in any discussions with the Company's independent public accountants to the extent reasonably feasible.  Neither the Company nor any of its subsidiaries shall be required to disclose to Agent or any lender any information that, in the reasonable opinion of counsel to the Company or such Subsidiary, is prohibited by law to be disclosed, is subject to attorney-client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 4.6.

Section 4.7     Use of Proceeds.  Borrowers shall use the proceeds of Revolving Loans solely for (a) transaction fees incurred in connection with the Financing Documents and the refinancing on the Closing Date of Debt, and (b) for working capital needs of Borrowers and their Subsidiaries.  No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use.

Section 4.8      [Reserved].

Section 4.9      Notices of Litigation and Defaults.  Credit Parties will give prompt written notice to Agent (a) of any litigation or governmental proceedings pending or threatened (in writing) against Credit Parties that could reasonably be expected to be determined adversely and, if so determined, would reasonably be expected to have a Material Adverse Effect with respect to Credit Parties or which in any manner calls into question the validity or enforceability of any Financing Document, (b) upon any Credit Party becoming aware of the existence of any Default or Event of Default, (c) if any Credit Party is in breach or default under or with respect to the Term Loan Financing Documents or any Material Contract, or if any Material Contract is terminated, (d) if any Credit Party is in breach or default under or with respect to any other contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect (e) of any strikes or other labor disputes pending or, to any Credit Party's knowledge, threatened against any Credit Party, (f) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, or if there is any claim by any other Person that any Credit Party in the conduct of its business is infringing on the Intellectual Property of others, (g) of all returns, recoveries, disputes and claims that involve more than $250,000 and (h) any notices of default given or received with respect to any Permitted Servicing Joint Venture and, upon written request of the Agent, such additional material or documentation provided by or to the Credit Parties with respect to each such Permitted Servicing Joint Venture as may be reasonably requested.  Credit Parties represent and warrant that Schedule 4.9 sets forth a complete list of all matters existing as of the Closing Date for which notice would be required under this Section and all litigation or governmental proceedings pending or threatened (in writing) against Credit Parties as of the

Closing Date involving an alleged liability of any Credit Party or any Subsidiary equal to or greater than $250,000 individually or in the aggregate.

Section 4.10    Hazardous Materials; Remediation.

(a)        If any release or disposal of Hazardous Materials shall occur or shall have occurred on any real property or any other assets of any Credit Party, such Credit Party will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws.  Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each other Credit Party to, comply with each Environmental Law requiring the performance at any real property by any Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b)        Credit Parties will provide Agent within thirty (30) days after written  demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination to comply with applicable Environmental Laws and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent's reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11    Further Assurances.

(a)        Each Credit Party will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens and the Intercreditor Agreement) in favor of Agent for itself and for the benefit of Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries (other than Excluded Foreign Subsidiaries) of Credit Parties to be jointly and severally obligated with the other Credit Parties under all covenants and obligations under this Agreement, including the obligation to repay the Obligations.  Without limiting the generality of the foregoing, (x) Credit Parties shall, at the time of the delivery of any Compliance Certificate disclosing the acquisition by any Credit Party of any registered Intellectual Property or application for the registration of Intellectual Property, deliver to Agent a duly completed and executed supplement to the applicable Credit Party's Intellectual Property Security Agreement in the form of the respective Exhibit thereto, and (y) at the request of Agent, following the disclosure by Credit Parties on any Compliance Certificate of the acquisition by any Credit Party of any rights under a license as a licensee with respect to any registered Intellectual Property or application for the registration of any Intellectual Property owned by another Person, Credit Parties shall execute any documents reasonably requested by Agent to establish, create, preserve, protect and perfect a first priority lien in favor of Agent, to the extent legally possible, in such

Credit Party's rights under such license and shall use their commercially reasonable best efforts to obtain the written consent of the licensor with respect to such license to the granting in favor of Agent of a Lien on such Credit Party's rights as licensee under such license.

(b)        Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Credit Parties will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c)        Upon the formation or acquisition of a new Subsidiary (other than any Excluded Foreign Subsidiary maintained in accordance with the definition thereof or upon any Excluded Foreign Subsidiary ceasing to qualify as an Excluded Foreign Subsidiary after the date hereof), Borrowers shall (i) pledge, have pledged or cause or have caused to be pledged to the Agent pursuant to a pledge agreement in form and substance satisfactory to the Agent, all of the outstanding shares of equity interests or other equity interests of such new Subsidiary owned directly or indirectly by any Credit Party, along with undated stock or equivalent powers for such certificates, executed in blank; provided that in the case of Excluded Foreign Subsidiaries no Credit Party shall be required to pledge any Excluded Collateral; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of Lenders, a first priority Lien on all real and personal property of such Subsidiary in existence as of such date and in all after acquired property, which first priority Liens are required to be granted pursuant to this Agreement (subject to Permitted Liens and, as to priority, the Intercreditor Agreement); (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Credit Parties hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary to deliver certified copies of such Subsidiary's certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

(d)        Upon the request of Agent, Credit Parties (A) shall use commercially reasonable efforts to obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where any portion of the ABL Priority Collateral is located and (B) shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any business location where the books and records relating to such ABL Priority Collateral and/or software and equipment relating to such records or ABL Priority Collateral, is stored or located (unless such books and records are also located at another business location that is subject to landlord’s or mortgagee agreement in favor of Agent), which agreement or letter, in each case of clauses (A) and (B), shall be reasonably satisfactory in form and substance to Agent.  Credit Parties shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any ABL Priority Collateral, or any records related thereto, is or may be located, except to the extent subject to a Permitted Contest.

Section 4.12    Right of First Refusal.  Borrowers hereby agree that if, at any time during the term hereof, any Borrower receives from a third party an offer, term sheet or commitment, or any Borrower makes a proposal substantially acceptable to or accepted by any person or entity (all of the foregoing being referred to as an "Offer"), which Offer provides for working capital financing, accounts receivable financing, or inventory financing, the applicable Borrower shall first forward the Offer to MCF, which shall have five (5) Business Days after receipt thereof (the "Option Period") to agree to provide similar financing in the place of such person or entity upon the terms and conditions set forth in the Offer and to notify the applicable Borrower in writing of MCF's acceptance of the Offer (the "Acceptance Notice").  If the Borrower has not received an Acceptance Notice within the Option Period, the Borrower shall be free to consummate the transaction described in the Offer with the third party providing the Offer (the "Financing Transaction"); provided, however, that the foregoing, and MCF's failure to respond to issue an Acceptance Notice, shall not be construed as a waiver of any of the terms, covenants or conditions of the Financing Documents.  In the event that the Financing Transaction is not consummated under similar terms with such person or entity during the one hundred twenty (120) day period following the expiration of the Option Period, or any material term is changed, the applicable Borrower shall not be permitted to consummate the Financing Transaction without again complying with this Section.  The right of first refusal granted to MCF hereunder shall survive until the date on which all of the Obligations are indefeasibly paid in full and all commitment of Lenders hereunder have terminated.  For purposes of this Section, "MCF" shall mean and include either of MCF or any other parent company, subsidiary or Affiliate of MCF, and the Acceptance Notice and consummation of such financing transaction may be executed by MCF or any other parent company, subsidiary or Affiliate of MCF.  Nothing in this Section is intended, or shall be construed, to constitute Agent's, MCF's or any other Lender's consent to the consummation of any transaction described in any Offer.

Section 4.13    Power of Attorney.  Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Credit Parties (without requiring any of them to act as such) with full power of substitution to do the following:  (a) endorse the name of Credit Parties upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Credit Parties and constitute collections on Credit Parties' Accounts; (b) so long as Agent has provided not less than five (5) Business Days' prior written notice (following any applicable grace period) to Credit Parties to perform the same and Credit Parties have failed to take such action, execute in the name of Credit Parties any schedules, assignments, instruments, documents, and statements that Credit Parties are obligated to give Agent under this Agreement; provided, however, neither Agent nor any authorized representative of Agent may make any representation, warranty or certification on behalf of or in the name of any Credit Party in connection with the execution of any such schedules, assignments, instruments, documents, and statements; (c) after the occurrence and during the continuance of an

Event of Default, take any action Credit Parties are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days' prior written notice to Credit Parties to perform the same and Credit Parties have failed to take such action, do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce any Account or, subject to the Intercreditor Agreement, any other Collateral or perfect Agent's security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default, do such other and further acts and deeds in the name of Credit Parties that Agent may deem necessary or desirable to enforce its rights with regard to any Account or, subject to the Intercreditor Agreement, any other Collateral.  This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14    Borrowing Base Collateral Administration.

(a)        All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrowers, at their respective principal offices and shall not be moved from such locations without providing at least thirty (30) days' prior written notice to Agent, and (ii) obtaining the prior written consent of Agent.

(b)        Credit Parties shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Lockbox Account.  Agent reserves the right to notify Account Debtors, during the existence of an Event of Default, that Agent has been granted a Lien upon all Accounts.

(c)        [Reserved].

(d)        In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports, at the Borrowers' expense, in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of Intellectual Property and furniture, fixtures and equipment owned by each Borrower or any Subsidiaries, provided that, absent the existence of an Event of Default, Borrowers shall not be required to obtain and deliver to Agent more than three (3) such reports in any fiscal year.

Section 4.15   Permitted Servicing Joint Ventures.

(a)      The Borrower Representative shall submit a Servicing Joint Venture Proposal Package with respect to a proposed Joint Venture to the Agent at least ten (10) Business Days prior to the time at which the formation and governing documents of such Joint Venture would become binding upon a Credit Party. If the Borrower Representative submits a Servicing Joint Venture Package for an Investment that does not satisfy the criteria set forth in the definition of "Permitted Servicing Joint Venture", the Agent may, in its sole discretion, determine to approve such Investment as a "Permitted Servicing Joint Venture", notwithstanding the failure of such Investment to satisfy the criteria set forth in the definition of "Permitted Servicing Joint Venture". The Agent shall respond to the Borrower Representative's request for such approval within five (5) Business Days after receipt of the Servicing Joint Venture Proposal Package; provided that the

Agent's failure to respond within such five (5) Business Day period shall be deemed to be a rejection of such Servicing Joint Venture Proposal Package.

(b)      Within five (5) Business Days following the execution of definitive documentation relating to such Permitted Servicing Joint Venture, the Borrower Representative shall deliver to the Agent sufficient copies of all such definitive documentation for distribution to the Lenders (any such documentation that meets the definition of a Material Contract, shall be considered a Material Contract).

ARTICLE 5- NEGATIVE COVENANTS

Each Credit Party agrees that, so long as any Credit Exposure exists:

Section 5.1      Debt; Contingent Obligations.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

Section 5.2      Liens.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3      Restricted Distributions.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution, except for Permitted Distributions.

Section 5.4      Restrictive Agreements.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the Term Loan Financing Documents and any agreements for purchase money debt permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the Term Loan Financing Documents) on the ability of any Subsidiary to:  (i) pay or make Restricted Distributions to any Credit Party or any Subsidiary; (ii) pay any Debt owed to any Credit Party or any Subsidiary; (iii) make loans or advances to any Credit Party or any Subsidiary; or (iv) transfer any of its property or assets to any Credit Party or any Subsidiary; provided that the foregoing shall not apply to (1) restrictions or conditions imposed by any agreement relating to secured Debt permitted by clause (c) of the definition of Permitted Debt if such restrictions and conditions apply only to the property or assets securing such Debt and (2) customary provisions in leases, subleases, licenses, asset sale agreements and other contracts entered into in the Ordinary Course of Business restricting the assignment thereof or the assets governed thereby.

Section 5.5      Payments and Modifications of Subordinated Debt.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement, (b) amend or otherwise modify the terms of any Subordinated Debt or the Term Loan Financing Documents, except for amendments or modifications made in full compliance with the applicable Subordination Agreement or the Intercreditor Agreement, respectively, (c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto, or (d) amend or otherwise modify the terms of any such Subordinated Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Subordinated Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Subordinated Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Subordinated Debt, (iv) change the prepayment provisions of such Subordinated Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to Borrowers, any Subsidiaries, Agents or Lenders.  Borrowers shall, prior to entering into any such amendment or modification, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy thereof.

Section 5.6      Consolidations, Mergers and Sales of Assets; Change in Control.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) consolidate or merge or amalgamate with or into any other Person, other than (i) consolidations or mergers among Borrowers, (ii) consolidations or mergers among a Guarantor and a Borrower so long as the Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations or mergers among Excluded Foreign Subsidiaries and (v) any consolidation or merger of a an Excluded Foreign Subsidiary into a Borrower or Guarantor; provided that such Borrower or Guarantor's tangible net worth is not reduced thereby, or (b) consummate any Asset Dispositions other than Permitted Asset Dispositions.  No Borrower will suffer or permit to occur any Change in Control with respect to itself, any Subsidiary or any Guarantor.

Section 5.7      Purchase of Assets, Investments.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly (a) without limiting clause (c) below, acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business or as permitted under clause (h) of the definition of Permitted Investments; (b) engage or enter into any agreement to engage in any joint venture or partnership with any other Person (other than Investments permitted by clause (k) or (m) of the definition of "Permitted Investments"); or (c) acquire or own or enter into any agreement to acquire or own any Investment in any Person other than Permitted Investments.

Section 5.8      Transactions with Affiliates.  Except as otherwise disclosed on Schedule 5.8, no Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower other than:  (a) transactions on terms substantially as favorable to such Credit Party or such Subsidiary as would be obtainable by such Credit Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; (b) loans and other transactions by and among such Credit Party and/or one or more Subsidiaries to the extent permitted under Section 5.1; (c) an agreement to provide shared management services between any Credit Party and a Subsidiary that is not a Credit Party entered into in the Ordinary Course of Business; (d) customary compensation and indemnification of, and other employment arrangements (including equity incentive plans, employee benefit plans and arrangements, issuance of equity interests, payment of bonuses and stock option plans) with, directors, officers and employees of such Credit Party or any Subsidiary in the Ordinary Course of Business; (e) Permitted Distributions; (f) other transactions with any Permitted Servicing Joint Venture in the Ordinary Course of Business on terms as favorable as would be obtained by it on a comparable arm’s length transaction with an independent, unrelated third party and, with respect to, material transactions with any Permitted Servicing Joint Venture, as determined in good faith by the board of directors (or equivalent governing body) of such Credit Party; and (g) the provision of goods or engineering, design, procurement, project management, quality management or other services by such Credit Party or any Subsidiary to any Credit Party or any other Subsidiary pursuant to purchase orders issued in the Ordinary Course of Business in connection with third party contracts.

Section 5.9      Modification of Organizational Documents.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10    Modification of Certain Agreements.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract (other than the Term Loan Financing Documents), which amendment or modification in any case:  (a) is contrary to the terms of this Agreement or any other Financing Document; (b) could reasonably be expected to be adverse to the rights, interests or privileges of the Agent or the Lenders under the Financing Documents or their ability to enforce the same; (c) results in the imposition or expansion in any material respect of any obligation of or restriction or burden on any Credit Party or any Subsidiary; or (d) reduces in any material respect any rights or benefits of any Credit Party or any Subsidiaries (it being understood and agreed that any such determination shall be in the Permitted Discretion of the Agent).  Each Credit Party shall, prior to entering into any amendment or other modification of any of the foregoing documents, deliver to Agent reasonably in advance of the execution thereof, any final or execution form copy of amendments or other modifications to such documents.  The Credit Parties may amend or otherwise modify the Term Loan Financing Documents in accordance with the terms of the Intercreditor Agreement.

Section 5.11    Conduct of Business.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and described on Schedule 5.11 and businesses reasonably related or ancillary thereto.  No Credit Party will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12   Lease Payments.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, incur or assume (whether pursuant to a Guarantee or otherwise) any liability for rental payments except in the Ordinary Course of Business or as set forth on Schedule 5.12 on the Closing Date.

Section 5.13    Limitation on Sale and Leaseback Transactions.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction.

Section 5.14    Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, establish any new Deposit Account or Securities Account without prior written notice to Agent, and unless Agent, such Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account.  Credit Parties represent and warrant that Schedule 5.14 lists all of the Deposit Accounts and Securities Accounts of each Credit Party as of the Closing Date and as such Schedule 5.14 may be updated from time to time, as of the date on which each Compliance Certificate is delivered.  The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Excluded Deposit Accounts; provided, however, the aggregate balance in any payroll, payroll tax and other employee wage and benefit payment account does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of Law with respect to such accounts). At all times that any Obligations remain outstanding, Credit Parties shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account.

Section 5.15   Compliance with Anti-Terrorism Laws.  Agent hereby notifies Credit Parties that pursuant to the requirements of Anti-Terrorism Laws, and Agent's policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Credit Parties and their equity holders, directors and officers, which information includes the name and address of each Credit Party and its equity holders, directors, managers and officers and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any Material Contracts with any Blocked Person or any Person listed on the OFAC Lists.  Each Credit Party shall immediately notify Agent if such Credit Party has knowledge that any Credit Party, any Subsidiary or any of their respective officers, directors, employees or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.  No Credit Party will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16    Agreements Regarding Receivables.  No Borrower may backdate, postdate or redate any of its invoices.  No Borrower may make any sales on extended dating or credit terms beyond that customary in such Borrower's industry or in the Ordinary Course of Business.  In addition to the Borrowing Base Certificates to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Borrower's learning thereof, in the event any material Eligible Account or any material account receivable constituting Eligible Costs in Excess of Billings becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility.  Borrower Representative shall also notify Agent promptly of all disputes and claims with respect to any material Eligible Account of any Borrower, and such Borrower will settle or adjust such disputes and claims at no expense to Agent; provided, however, no Borrower may, without Agent's consent, grant (a) any discount, credit or allowance in respect of its Accounts (i) which is outside the Ordinary Course of Business or (ii) which discount, credit or allowance exceeds an amount equal to $100,000 in the aggregate with respect to any individual Account or (b) any materially adverse extension, compromise or settlement to any customer or Account Debtor with respect to any then material Eligible Account.  Nothing permitted by this Section 5.16, however, may be construed to alter the criteria for Eligible Accounts or Eligible Costs in Excess of Billings provided in Section 1.1.

Section 5.17    Excluded Foreign Subsidiaries.

(a)        Credit Parties shall not permit, at any time, the average daily balance of the total amount of cash and cash equivalents held by all Excluded Foreign Subsidiaries to exceed $2,000,000 (or the equivalent thereof in any foreign currency) for 30 consecutive days, in the aggregate when combined with all amounts held by Credit Parties in Deposit Accounts or securities accounts located outside of the United States; provided that no such restriction on the total amount of cash and cash equivalents held by all Excluded Foreign Subsidiaries shall apply on and after the Foreign Subsidiary Cash Trigger Date.

(b)        No Credit Party shall make any Investment in any Excluded Foreign Subsidiary other than Investments of cash and cash equivalents permitted to be made pursuant to clause (j) of the definition of "Permitted Investments" prior to the Foreign Subsidiary Cash Trigger Date.

(c)        No Credit Party shall commingle any of its assets (including any bank accounts, cash or cash equivalents) with the assets of any Person other than a Credit Party.

Section 5.18    Change in Accounting.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in financial accounting treatment or reporting practices, except as required by GAAP or (b) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary of any Credit Party. Braden Holdings, LLC.   As to Braden Holdings, LLC, engage in any business or activity other than (i) the ownership of 99.998% of the outstanding Equity Interests in Braden Manufacturing SA de CV, (ii) maintaining its corporate existence pending its dissolution, and (iii) activities incidental to the businesses or activities described in clauses (i)‑(ii).

ARTICLE 6 - FINANCIAL COVENANTS

Section 6.1     Fixed Charge Coverage Ratio.  Subject to Section 6.5 below, Credit Parties will not permit the Fixed Charge Coverage Ratio for any Defined Period, as tested monthly, to be less than 1.00 to 1.00.

Section 6.2      Total Leverage Ratio.  Subject to Section 6.5 below, commencing with the fiscal quarter ended December 31, 2018, Credit Parties will not permit the Total Leverage Ratio for the Credit Parties on a consolidated basis for any Defined Period ending on and as of the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Defined Period below:

Fiscal Quarter Ending	Total Leverage Ratio
December 31, 2018	4.00:1.00
March 31, 2019	4.00:1.00
June 30, 2019	4.00:1.00
September 30, 2019	4.00:1.00
December 31, 2019	4.00:1.00
March 31, 2020	3.75:1.00
June 30, 2020	3.75:1.00
September 30, 2020	3.75:1.00
December 31, 2020	3.75:1.00
March 31, 2021	3.25:1.00
June 30, 2021	3.25:1.00
September 30, 2021	2.75:1.00

Section 6.3      Minimum Consolidated Adjusted EBITDA. Subject to Section 6.5 below, Commencing with the fiscal quarter ended December 31, 2018, Credit Parties will not permit the Consolidated Adjusted EBITDA for the Credit Parties on a consolidated basis for any Defined Period ending on and as of the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such Defined Period below:

Fiscal Quarter Ending	Minimum Consolidated Adjusted EBITDA
December 31, 2018	$9,250,000

Fiscal Quarter Ending	Minimum Consolidated Adjusted EBITDA
March 31, 2019	$9,250,000
June 30, 2019	$9,500,000
September 30, 2019	$9,500,000
December 30, 2019	$9,500,000
March 31, 2020	$9,750,000
June 30, 2020	$9,750,000
September 30, 2020	$9,750,000
December 30, 2020	$9,750,000
March 31, 2021	$10,250,000
June 30, 2021	$11,000,000
September 30, 2021	$12,000,000

Section 6.4     Minimum Liquidity.  Credit Parties will not permit Liquidity reflected on the balance sheet of the Credit Parties on a consolidated basis, as of the last day of each month to be less than $2,500,000.

Section 6.5      Evidence of Compliance.  Credit Parties shall furnish to Agent, together with the financial reporting required of Credit Parties in Section 4.1 hereof, a Compliance Certificate as evidence of Credit Parties' compliance with the covenant in this Article and evidence that no Event of Default specified in this Article has occurred.  The Compliance Certificate shall include, without limitation, (a) a statement and report, on a form approved by Agent, detailing Credit Parties' calculations, and (b) if requested by Agent, back-up documentation (including, without limitation, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.  A breach of a financial covenants contained in Section 6.1, 6.2, 6.3 or 6.4 shall be deemed to have occurred as of the last day of any specified Defined Period, regardless of when the financial statements reflecting such breach are delivered to Agent; provided, that, for purposes of determining compliance with the Fixed Charge Coverage Ratio, Total Leverage Ratio and Minimum Consolidated EBITDA covenants set forth in Sections 6.1, 6.2 and 6.3, respectively, (i) solely with respect to the Defined Period ending on December 31, 2018, Consolidated Adjusted EBITDA shall be calculated using Operating Subsidiaries Consolidated Adjusted EBITDA only, (ii) with respect to each Defined Period ending in fiscal year 2019, Consolidated Adjusted EBITDA shall be calculated using the sum of (A) Corporate Adjusted EBITDA annualized as follows: (1) for the fiscal quarter ended on March 31, 2019, Corporate Adjusted EBITDA for such fiscal quarter multiplied by 4, (2) for the two fiscal quarters ended on June 30, 2019, Corporate Adjusted

EBITDA for such two fiscal quarters multiplied by 2, (3) for the three fiscal quarters ended on September 30, 2019, Corporate Adjusted EBITDA for such three fiscal quarters multiplied by 4/3 and (4) thereafter, Corporate Adjusted EBITDA for such Defined Period, plus (B) Operating Subsidiaries Consolidated Adjusted EBITDA, and (iii) with respect to each Defined Period ending after December 31, 2019, Consolidated Adjusted EBITDA shall be Consolidated Adjusted EBITDA for the Credit Parties.

ARTICLE 7 - CONDITIONS

Section 7.1      Conditions to Closing.  The obligation of each Lender to make the initial Loans, of Agent to issue any Support Agreements on the Closing Date and of any LC Issuer to issue any Lender Letter of Credit on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist prepared by Agent or its counsel and delivered to the Borrower Representative prior to the Closing Date, each in form and substance reasonably satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders and their respective counsel in their sole discretion:

(a)        evidence of the consummation of the transactions (other than the funding of the Loan) contemplated by the Transaction Documents;

(b)        the payment of all fees, expenses and other amounts due and payable under the Fee Letter and each other Financing Document;

(c)        since December 31, 2017, the absence of any material adverse change in any aspect of the business, operations, properties or condition (financial or otherwise) of any Credit Party, or any event or condition which could reasonably be expected to result in such a material adverse change;

(d)        the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date; and

(e)        evidence that the sum of Borrowers' Revolving Loan Availability plus cash and cash equivalents that are (a) owned by any Borrower, (b)  subject to a Deposit Account Control Agreement in favor of Agent, and (c) not pledged to or held by Agent to secure a specified Obligation is at least $2,000,000 after payment of all amounts due and owing to any Borrower’s trade creditors that are outstanding sixty (60) days or more past their due date.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document, each additional Transaction Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2     Conditions to Each Loan, Support Agreement and Lender Letter of Credit.  The obligation of the Lenders to make a Loan (other than Revolving Loans made pursuant to Section 2.5(c)) or an advance in respect of any Loan, of Agent to issue any Support Agreement or of any LC Issuer to issue any Lender Letter of Credit (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)        in the case of a Revolving Loan Borrowing, receipt by Agent of a Notice of Borrowing (or telephonic notice if permitted by this Agreement) and updated Borrowing Base Certificate, in the case of any Support Agreement or Lender Letter of Credit, receipt by Agent of a Notice of LC Credit Event in accordance with Section 2.5(a);

(b)        the fact that, immediately after such borrowing and after application of the proceeds thereof or after such issuance, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c)        the fact that, immediately before and after such advance or issuance, no Default or Event of Default shall have occurred and be continuing;

(d)        the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects (or, in the case of any representation or warranty that is, by its terms qualified by materiality, in all respects) on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects (or, in the case of any representation or warranty that is, by its terms qualified by materiality, in all respects) as of such earlier date; and

(e)        the fact that no adverse change in the condition (financial or otherwise), properties, business, or operations of the Credit Parties and their Subsidiaries, taken as a whole, shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement.

Each giving of a Notice of LC Credit Event hereunder, each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct in all material respects (or, in the case of any representation or warranty that is, by its terms qualified by materiality, in all respects) as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date, in which case such representation or warranty is true, correct and complete as of such earlier date).

Section 7.3      Searches.  Before the Closing Date, and thereafter (as and when determined by Agent in its Permitted Discretion, but no more than twice each calendar year so long as no Event of Default exists), Agent shall have the right to perform, all at Borrowers' expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers' representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds, all issuances of Lender Letters of Credit and all undertakings in respect of Support Agreements:  (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized.

Section 7.4    Post-Closing Requirements.  Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance satisfactory to Agent.

ARTICLE 8 - [RESERVED]

ARTICLE 9 - SECURITY AGREEMENT

Section 9.1      Generally.  As security for the payment and performance of the Obligations and without limiting any other grant of a Lien and security interest in any Security Document, each Credit Party hereby assigns and grants to Agent, for the benefit of itself and Lenders, a continuing first priority Lien (subject to the terms of the Intercreditor Agreement) on and security interest in, upon, and to all of its rights, title and interests in the personal property set forth on Schedule 9.1 attached hereto and made a part hereof.

Section 9.2      Representations and Warranties and Covenants Relating to Collateral.

(a)        The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following:  (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank or accompanied by bank transfer powers, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper.  Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens and as provided in the Intercreditor Agreement.  Except to the extent not required pursuant to the terms of this Agreement or permitted or required to be taken after the Closing Date, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b)        Schedule 9.2 sets forth (i) each chief executive office and principal place of business of each Credit Party and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Credit Parties regarding any of the Collateral are kept, which such Schedule 9.2 indicates in each case which Credit Party(ies) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Credit Parties, indicates the nature of such location (e.g., leased business location operated by a Credit Party, third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c)        Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Credit Party as a licensee under any license of Intellectual Property owned by another Person, except for authorizations, approvals or consents that have already been obtained and are in full force and effect and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Credit Party to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and such grant of Liens in favor of Agent shall not violate or cause a default under any agreement between any Credit Party and any other Person relating to any such Collateral, including any license to which a Credit Party is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Credit Party or any other Person.

(d)        As of the Closing Date, no Credit Party has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments, documents or investment property (other than as disclosed on Schedule 3.4) and Credit Parties shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Credit Party of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, or investment property.  No Person other than Agent, Term Loan Agent or (if applicable) any Lender has "control" (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Credit Party has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Credit Parties is maintained).

(e)        No Credit Party shall take any of the following actions or make any of the following changes unless Credit Parties have given at least thirty (30) days prior written notice to Agent of Credit Parties' intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may reasonably request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral:  (i) change the legal name or organizational identification number of any Credit Party as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Credit Party or allow any Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Credit Party, or change the type of entity that it is, or (iii) change its chief executive office, principal place of business, or the location of its records concerning the Collateral or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules and/or establish any business location at any location that is not then listed on the Schedules.

(f)        Except as permitted under Section 5.16, Credit Parties shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon without the prior written consent of Agent (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business or as may be required by GAAP, with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings).  Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default, subject to the Intercreditor Agreement, to:  (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g)        Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i)         Subject to the Intercreditor Agreement, Credit Parties shall deliver to Agent all tangible Chattel Paper and all Instruments and documents owned by any Credit Party and constituting part of the Collateral duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Subject to the Intercreditor Agreement, Credit Parties shall provide Agent with "control" (as defined in Article 9 of the UCC) of all electronic Chattel Paper owned by any Credit Party and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC.  Subject to the Intercreditor Agreement, Credit Parties also shall deliver to Agent all security agreements securing any such Chattel Paper and securing any such Instruments.  Credit Parties will mark conspicuously all such Chattel Paper and all such Instruments and documents with a legend, in form and substance reasonably satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents and to the Intercreditor Agreement.  Credit Parties shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Credit Parties.

(ii)       Subject to the Intercreditor Agreement, Credit Parties shall deliver to Agent all letters of credit on which any Credit Party is the beneficiary and which give rise to letter of credit rights owned by such Credit Party which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent.  Subject to the Intercreditor Agreement, Credit Parties shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive "control" (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii)      Credit Parties shall promptly advise Agent upon any Credit Party becoming aware that it has any interests in any one or more commercial tort claims in a principal amount in excess of $250,000 (the "Threshold Amount") and, in addition, following Credit Parties' advising Agent of any commercial tort claim inan amount that exceeds the Threshold Amount, shall promptly advise Agent upon any Credit Party becoming aware of any other commercial tort claim on which any Credit Party is the beneficiary in a principal amount of at least the Threshold Amount for each such commercial tort claim (any and all of the foregoing commercial tort claims being referred to herein as the "Perfected Commercial Tort Claims"), which such notice shall include descriptions of the events and circumstances giving rise to each such Perfected Commercial Tort Claim and the dates such events and circumstances occurred, the potential defendants with respect such Perfected Commercial Tort Claims and any court proceedings that have been instituted with respect to such Perfected Commercial Tort Claims, and Credit Parties shall, with respect to any Perfected Commercial Tort Claims, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such Perfected Commercial Tort Claims.

(iv)      Except for Accounts and other Inventory in aggregate amount not to exceed $25,000, no Accounts or Inventory or other Collateral shall at any time be in the possession or control of any warehouse, consignee, bailee or any of Credit Parties' agents or processors without prior written notice to Agent and the receipt by Agent, if Agent has so requested, of warehouse receipts, consignment agreements or bailee lien waivers (as applicable) satisfactory to Agent prior to the commence of such possession or control..  Credit Parties have notified Agent that Inventory is currently located at the locations set forth on Schedule 9.2.  Credit Parties shall, upon the request of Agent, notify any such warehouse, consignee, bailee, agent or processor of the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents, instruct such Person to hold all such Collateral for Agent's account subject to Agent's instructions and shall use commercially reasonable efforts to obtain an acknowledgement from such Person that such Person holds the Collateral for Agent's benefit.

(v)        Subject to the Intercreditor Agreement, upon request of Agent, Credit Parties shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership, if any, of all such tangible personal property and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership.  Credit Parties shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi)       Each Credit Party hereby authorizes Agent to file one or more UCC financing statements with respect to all or any part of the Collateral, which financing statements may list Agent as the "secured party" and such Credit Party as the "debtor" and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as "all assets" of such Credit Party now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Credit Party any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral.  Each Credit Party also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii)     As of the Closing Date, no Credit Party holds, and after the Closing Date Credit Parties shall promptly notify Agent in writing upon creation or acquisition by any Credit Party of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States, or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law.  Upon the request of Agent, Credit Parties shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law.

(viii)    Credit Parties shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

ARTICLE 10 - EVENTS OF DEFAULT

Section 10.1    Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an "Event of Default":

(a)        (i) any Borrower shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document, (ii) there shall occur any default in the performance of or compliance with any of the following sections of this Agreement:  Section 2.11, Section 4.2(b), Section 4.4(c), Section 4.6, Article 5, Section 7.4 or Section 9.2, or (iii) there shall occur any default in the performance of or compliance with Section 4.1 and/or Article 6 of this Agreement and Borrower Representative has received written notice from Agent or Required Lenders of such default;

(b)        any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by such Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required

Lenders of such default, or (ii) actual knowledge of any Borrower or any other Credit Party of such default;

(c)        any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d)        (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt  (other than the Loans) or in respect of any Swap Contract, or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans) or in respect of any Swap Contract, if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or the counterparty under any such Swap Contract, to cause, Debt or other liabilities having an individual principal amount in excess of $250,000 (or any amount, solely with respect to Swap Contracts) or having an aggregate principal amount in excess of $250,000 (or any amount, solely with respect to Swap Contracts) to become or be declared due prior to its stated maturity, or (ii) the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring the prepayment of any Subordinated Debt;

(e)        any Credit Party or any Subsidiary of a Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f)        an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Borrower under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g)        (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000;

(h)        one or more judgments or orders for the payment of money (not paid or fully covered by insurance and as to which the relevant insurance company has acknowledged coverage) aggregating in excess of $250,000 shall be rendered against any or all Credit Parties and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders, or (ii) there shall be any period of sixty (60) consecutive days during which a stay of enforcement of any such judgments or orders, by reason of a pending appeal, bond or otherwise, shall not be in effect;

(i)         except as expressly permitted hereunder, any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral with a fair market value in excess of $50,000 purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert, except to the extent that any such loss of perfection or priority results from the failure of Agent to maintain possession of certificates actually received by it representing securities pledged under this Agreement or to file Uniform Commercial Code continuation statements in the applicable jurisdictions as required under the UCC to continue the perfection of such security interest or the equivalent in the applicable jurisdiction;

(j)         the institution by any Governmental Authority of criminal proceedings against any Credit Party;

(k)        a default or event of default occurs and continues beyond any applicable cure period under any Guarantee of any portion of the Obligations;

(l)         if any Credit Party is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, other than in connection with a voluntary “going private” transaction, such Credit Party's equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange; and

(m)       there shall occur any default or event of default under the Term Loan Financing Documents and such default or event of default results in the acceleration of all Indebtedness under the Term Loan Financing Documents, or any breach of the terms of, or default or event of default under the Intercreditor Agreement other than by Agent or any Lender.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2    Acceleration and Suspension or Termination of Revolving Loan Commitment .  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and Lenders with respect thereto, in whole or in part (and, if in part, each Lender's Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided,  however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3    UCC Remedies.

(a)        Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law, subject to the Intercreditor Agreement; including, without limitation:

(i)         the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii)       the right to (by its own means or with judicial assistance) enter any of Credit Parties' premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Credit Parties' original books and records, to obtain access to Credit Parties' data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Credit Parties shall not resist or interfere with such action (if Credit Parties' books and records are prepared or maintained by an accounting service, contractor or other third party agent, Credit Parties hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent's instructions with respect to further services to be rendered);

(iii)      the right to require Credit Parties at Credit Parties' expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Agent;

(iv)       the right to notify postal authorities to change the address for delivery of Credit Parties' mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or

(v)        the right to enforce Credit Parties' rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent's own name (as agent for Lenders) and to charge the collection costs and expenses, including attorneys' fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Credit Parties' compliance with applicable Laws.  Credit Parties shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process.  Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Credit Parties' affairs, all of which contacts Credit Parties hereby irrevocably authorize.

(b)        Each Credit Party agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Credit Parties.  At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Credit Parties, which right is hereby waived and released.  Each Credit Party covenants and agrees not to interfere with or impose any obstacle to Agent's exercise of its rights and remedies with respect to the Collateral.  Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale.  Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  Agent may sell the Collateral without giving any warranties as to the Collateral.  Agent may specifically disclaim any warranties of title or the like.  This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.  If Agent sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser.  In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Credit Parties shall be credited with the proceeds of the sale. Credit Parties shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c)        Without restricting the generality of the foregoing and for the purposes aforesaid, each Credit Party hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to, subject to the Intercreditor Agreement, (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Credit Party and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Credit Party might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d)        Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Credit Parties' labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent's exercise of its rights under this Article, Credit Parties' rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent's and each Lender's benefit.

Section 10.4    Cash Collateral.  If (a) any Event of Default specified in Section 10.1(e) or 10.1(f) shall occur, (b) the Obligations shall have otherwise been accelerated pursuant to Section 10.2, or (c) the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall have been terminated pursuant to Section 10.2, then without any request or the taking of any other action by Agent or the Lenders, Borrowers shall immediately comply with the provisions of Section 2.5(e) with respect to the deposit of cash collateral to secure the existing Letter of Credit Liabilities and future payment of related fees.

Section 10.5   Default Rate of Interest.  At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, (a) the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement, and (b) the fee described in Section 2.5(b) shall increase by a rate that is three percent (3.0%) in excess of the rate otherwise payable under such Section; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6    Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender's Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender's Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Each Borrower agrees, to the fullest extent permitted by applicable law, that any Lender and any of such Lender's Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7    Application of Proceeds.

(a)        Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b)        Following the occurrence and continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect in accordance with the terms of the Intercreditor Agreement.

(c)        Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall, subject to the terms of the Intercreditor Agreement apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order:  first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding and to provide cash collateral to secure any and all Letter of Credit Liability and future payment of related fees, as provided for in Section 2.5(e); fifth to any other Debt or Obligations of Borrowers owing to Agent or any Lender under the Financing Documents; and sixth, to the Obligations owing to any Eligible Swap Counterparty in respect of any Swap Contracts.  Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.  In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8    Waivers.

(a)        Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Credit Party waives:  (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing

Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent's or any Lender's taking possession or control of, or to Agent's or any Lender's replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws.  Each Credit Party acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b)        Each Credit Party for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Credit Party, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Credit Party and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Credit Party, Agent or any Lender for any Tax on the Obligations; and (iv) to the fullest extent permitted by applicable law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c)        To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Credit Parties to comply with all such requirements.  Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents.  Agent's or any Lender's acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent's and such Lender's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment.  The procurement of insurance or the payment of Taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent's right to accelerate the maturity of the Loans, nor shall Agent's receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party's default in payment of sums secured by any of the Financing Documents.

(d)        Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Credit Party agrees that if an Event of Default is continuing

(i) Agent and Lenders shall not be subject to any "one action" or "election of remedies" law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Credit Parties and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Credit Parties' obligations under the Financing Documents.

(e)        Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Credit Parties' obligations under the Financing Documents in preference or priority to any other Collateral and, subject to the Intercreditor Agreement, Agent may seek satisfaction out of all of the Collateral or any part thereof, in its sole and absolute discretion in respect of Credit Parties' obligations under the Financing Documents.  In addition, Agent shall have the right from time to time, subject to the Intercreditor Agreement, to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances:  (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Agent may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect.  Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f)        To the fullest extent permitted by applicable law, each Credit Party, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Credit Party does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9    Injunctive Relief.  The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party's obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein.  However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement.  Each Credit Party waives, to the fullest extent permitted by applicable law, the requirement of the posting of any bond in connection with such injunctive relief.  By joining in the Financing Documents as a

Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that any Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

ARTICLE 11 – AGENT

Section 11.1   Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

Section 11.2    Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3    Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4    Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5   Liability of Agent.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6    Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Credit Parties) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent's gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7    Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders

(or such other applicable portion of Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8   Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9   Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its sole discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations, and, to the extent required by Agent in its sole discretion, the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Swap Contracts secured, in whole or in part, by any Collateral; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); (b) to release any Guarantor from its obligations under the applicable Financing Documents if it ceases to be a Subsidiary as a result of a transaction permitted hereunder; and (c) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of "Permitted Liens" including without limitation to subordinate any Lien granted to Agent on any Collateral other than the ABL Priority Collateral to the Lien granted to Term Loan Agent on such Collateral pursuant to the Term Loan Financing Documents.  Upon request by Agent at any time, Lenders will confirm Agent's authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10  Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent's security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor, shall deliver such assets to Agent or in accordance with Agent's instructions or transfer control to Agent in accordance with Agent's instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default".  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12  Assignment by Agent; Resignation of Agent; Successor Agent.

(a)        Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Person that is an Eligible Assignee and to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) in compliance with the terms of this Agreement, 50% or more of its Loan, in each case without the consent of the Lenders or Borrowers.  Following any such assignment, Agent shall give notice to the Lenders and Borrowers.  An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b)        Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers.  Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent subject to, so long as no Default or Event of Default shall exist at such time, the consent of the Borrower Representative (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Borrower Representative shall be deemed to have consented to any successor Agent, to the extent Borrower Representative's consent is required hereunder, unless Required Lenders shall have received Borrower Representative’s objection thereto in writing within five (5) Business Days after Borrower Representative’s receipt of notice of such proposed successor Agent).  If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and on such 10th Business Day, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c)        Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor's appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between

Borrowers and such successor.  After the retiring Agent's resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13  Payment and Sharing of Payment.

(a)        Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)         Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement.  Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers.  Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower.  If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender's Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender's Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent.  Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans.  Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)       On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a "Settlement Date"), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender's percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Revolving Lender's actual percentage interest of the Revolving Loans to such Lender's required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment.  Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever.  In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii)      On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender's percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender's Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender's respective share of all payments received from any Borrower.

(iv)       On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender's commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date.  If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender's Pro Rata Share of such Loans unless Agent receives such Lender's Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v)        It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi)       The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b)        [Reserved].

(c)        Return of Payments.

(i)         If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)       If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)        Defaulted Lenders.

(i)         The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a "Lender" (or be included in the calculation of "Required Lenders" hereunder) for any voting or consent rights under or with respect to any Financing Document.

(ii)       During any period in which there is a Defaulted Lender, for purposes of computing the amount of the obligation of each non-Defaulted Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.5(f), the Pro Rata Share of each non-Defaulted Lender shall be computed without giving effect to the Revolving Loan Commitment Amount of that Defaulted Lender; provided that the aggregate obligation of each non-Defaulted Lender to acquire, refinance or fund participations in Letters of Credit  shall not exceed the positive difference, if any, of (a) the Revolving Loan Commitment of that non-Defaulted Lender minus (b) the aggregate outstanding amount of the Revolving Loans of such non-Defaulted Lender.

(iii)      If Borrower Representative, Agent, and LC Issuer agree in writing in their sole discretion that a Defaulted Lender’s defaulted obligations have been cured, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held by the Lenders in accordance with their Pro Rata Share (without giving effect to clause (ii) of this Section 11.13(d)), whereupon that Lender will cease to be a Defaulted Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Credit Parties while that Lender was a Defaulted Lender; and provided further that except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from Defaulted Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulted Lender

(e)        Sharing of Payments.  If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest.  Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by applicable law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation).  If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers' expense.  Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations.  Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14.  Each Lender hereby agrees to indemnify Agent upon demand for any and all reasonable costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15  Additional Titled Agents.  Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the "Additional Titled Agents"), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents.  Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender.  At any time that any Lender serving as an

Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16  Amendments and Waivers.

(a)        No provision of this Agreement or any other Financing Document may be materially amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided,  however, that Agent shall be entitled, in its sole and absolute discretion, to provide its written consent to a proposed Swap Contract, in each case without the consent of any other Lender.

(b)        In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i)         if any amendment, waiver or other modification would increase a Lender's funding obligations in respect of any Loan, by such Lender; and/or

(ii)       if the rights or duties of Agent or LC Issuer are affected thereby, by Agent and LC Issuer, as the case may be;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan or Reimbursement Obligation; (B) postpone the date fixed for, or waive, any payment (other than any mandatory prepayment pursuant to Section 2.1(b)(ii)) of principal of any Loan or of any Reimbursement Obligation, or of interest on any Loan or Reimbursement Obligation (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the ABL Priority Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the ABL Priority Collateral or release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b);  (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment,

Revolving Loan Commitment Amount, Revolving Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder.  It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

(c)        Without limitation of the provisions of the preceding clauses (a) and (b), no waiver, amendment or other modification to this Agreement shall, unless signed by each Eligible Swap Counterparty then in existence, modify the provisions of Section 10.7 in any manner adverse to the interests of each such Eligible Swap Counterparty.

Section 11.17  Assignments and Participations.

(a)        Assignments.

(i)         Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender's Loan together with all related obligations of such Lender hereunder.  Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a "Trade Date" is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor's entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above.  Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii)       From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1).  Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee's Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii)      Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount and stated amount of the Loan owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive, and Borrowers, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrowers and any Lender, at any reasonable time upon reasonable prior notice to Agent.  Each Lender that sells a participation shall, acting solely for this  purpose as an agent of Borrowers maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Obligations (each, a "Participant Register"). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrowers and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrowers) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a participant register.

(iv)       Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v)        Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the "Settlement Service").  At any time when the Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a).  Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service.  With the prior written approval of Agent, Agent's approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service.  Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b)        Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower's Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a "Participant").  In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender's obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c)        Replacement of Lenders.  Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) or 2.8(b), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an "Affected Lender") each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers' election, Agent, of such Person's intention to obtain, at Borrowers' expense, a replacement Lender ("Replacement Lender") for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender.  In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a), Section 2.8(b) or Section 2.8(d), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment.  In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a).  Upon any such assignment and payment, such replaced Lender shall no longer constitute a "Lender" for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d)        Credit Party Assignments.  No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18  Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist.

So long as Agent has not waived the conditions to the funding of Revolving Loans set forth in Section 7.2, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2, and specifying any such non-satisfied conditions.  Any Lender delivering any such notice shall become a non-funding Lender (a "Non-Funding Lender") for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender.  Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstandings in excess of $0; provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a)        For purposes of determining the Pro Rata Share of each Revolving Lender under clause (c) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b)        Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be $0.

(c)        The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d)        [Reserved].

(e)        Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party, other than Reimbursement Obligations that have arisen pursuant to Section 2.5(c) in respect of Letters of Credit issued at the time such Non-Funding Lender was not then a Non-Funding Lender.

(f)        Agent shall have no right to (i) make or disburse Revolving Loans as provided in Section 2.1(b)(i) for the account of any Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.5(c), or (ii) assume that any Revolving Lender that was a Non-Funding Lender at the time of issuance of such Letter of Credit will fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect of such Letter of Credit.  In addition, no Revolving Lender that was a Non-Funding Lender at the time of issuance of any Letter of Credit for which funding or Reimbursement Obligations have arisen pursuant to Section 2.5(c), shall have an obligation to fund any portion of the Revolving Loans to be funded pursuant to Section 2.5(c) in respect to such Letter of Credit, or to make any payment to Agent or the LC Issuer, as applicable, under Section 2.5(f)(ii) in respect of such Letter of Credit, or be deemed to have purchased any interest or participation in such Letter of Credit from Agent or the LC Issuer, as applicable, under Section 2.5(f)(i).

(g)        To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

Section 11.19  Buy-Out Upon Refinancing.  MCF shall have the right to purchase from the other Lenders all of their respective interests in the Loan at par in connection with any refinancing of the Loan upon one or more new economic terms, but which refinancing is structured as an amendment and restatement of the Loan rather than a payoff of the Loan.

ARTICLE 12 – MISCELLANEOUS

Section 12.1    Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents and the other Transaction Documents.  The provisions of Section 2.9 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2    No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.  Any reference in any Financing Document to the "continuing" nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3    Notices.

(a)        All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or e-mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c).  Each such notice, request or other communication shall be effective (i) if given by facsimile, when such notice is transmitted to the facsimile number specified by this Section and the sender receives a confirmation of transmission from the sending facsimile machine, or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

(b)        Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified the Agent that it is incapable of receiving notices by electronic communication.  The Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided,  however, that approval of such procedures may be limited to particular notices or communications.

(c)        Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4    Severability.  In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5   Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6    Confidentiality.

(a)        Each Credit Party agrees (i) not to transmit or disclose provisions of any Financing Document to any Person (other than to Borrowers' advisors and officers on a need-to-know basis, to the Term Loan Agent (and the lenders under the Term Loan Credit Agreement) or as otherwise may be required by Law) without Agent's prior written consent, (ii) to inform all Persons of the confidential nature of the Financing Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.

(b)        Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Borrowers and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person's customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, the Agent or a Lender, and to prospective contractual counterparties (or the professional advisors thereto) in Swap Contracts permitted hereby, provided,  however, that, in each such case, such Person is informed of the confidential nature of the information and instructed to keep such information confidential, (iii) as required by Law, subpoena, judicial order or similar order and/or in connection with any litigation in connection with the exercise of remedies hereunder or under any other Financing Document or the enforcement of rights hereunder or thereunder, (iv) as may be required in connection with the examination, audit or similar investigation of such Person by any Governmental Authority or examiner regulating such Person, and (v) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, "Securitization" shall mean (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either:  (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, its Affiliates or their respective directors, officers, employees, advisors or agents, provided,  however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information.  The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.7   Waiver of Consequential and Other Damages.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8    GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a)        THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b)        EACH CREDIT PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MONTGOMERY, STATE OF MARYLAND AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH CREDIT PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

(c)        Each Credit Party, Agent and each Lender agree that each Loan (including those made on the Closing Date) shall be deemed to be made in, and the transactions contemplated hereunder and in any other Financing Document shall be deemed to have been performed in, the State of Maryland.

Section 12.9    WAIVER OF JURY TRIAL.  EACH CREDIT PARTY, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH CREDIT PARTY, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH CREDIT PARTY, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.10  Publication; Advertisement.

(a)        Publication.  No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure to the extent it is not prohibited under applicable Law from doing so, or (ii) with MCF's prior written consent.

(b)        Advertisement.  Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any "tombstone", comparable advertisement or press release which MCF elects to submit for publication.  In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 12.11  Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.12  No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13 Lender Approvals.  Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14  Expenses; Indemnity.

(a)        Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Borrowers hereby agree to promptly pay (i) all reasonable and documented costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable and documented out-of-pocket costs and expenses of Agent in connection with Agent's reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all reasonable and documented out-of-pocket costs and expenses, including legal fees for one (1) counsel for the Lenders, as a whole (and, if necessary, a single firm of local counsel to Lenders in each appropriate jurisdiction and, conflicts, special or regulatory counsel to the extent necessary or appropriate), incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.  If Agent or any Lender uses in-house counsel for any of these purposes, Borrowers further agree that the Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent or such Lender for the work performed.

(b)        Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, each Credit Party hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Transaction Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by any Credit Party, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any Hazardous Materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of any Credit Party or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans and Letters of Credit, except that no Credit Party shall have any obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence, fraud or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, each Credit Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

(c)        Notwithstanding any contrary provision in this Agreement, the obligations of Credit Parties under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE CREDIT PARTIES OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.15  [Reserved].

Section 12.16  Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.17  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.18  USA PATRIOT Act Notification.  Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

Section 12.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)        the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)        the effects of any Bail-In Action on any such liability, including, if applicable:

(i)         a reduction in full or in part or cancellation of any such liability;

(ii)       a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii)      the variation of the terms of such liability  in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitute an agreement executed under seal, each of the parties have caused this Agreement to be executed under seal the day and year first above mentioned.

BORROWERS:

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

Address:

100 Crescent Centre Parkway
Tucker, Georgia 30084
Attn:
Facsimile:

GLOBAL POWER PROFESSIONAL SERVICES INC.

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Vice President, Finance

WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C.

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

WILLIAMS INDUSTRIAL SERVICES, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

WILLIAMS SPECIALTY SERVICES, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

WILLIAMS PLANT SERVICES, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

WILLIAMS GLOBAL SERVICES, INC.

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

CONSTRUCTION & MAINTENANCE PROFESSIONALS, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

BRADEN HOLDINGS, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Vice President, Finance

STEAM ENTERPRISES, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	Chief Financial Officer

GPEG, LLC

By:	/s/ Timothy M. Howsman
Name:	Timothy M. Howsman
Title:	President and Treasurer

AGENT:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P., its investment manager

	By:	Apollo Capital Management GP, LLC, its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: Account Manager for Williams transaction Facsimile: 301-941-1450

Copying, for notice purposes only:

c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: General Counsel Facsimile: 301-941-1450

Payment Account Designation

Wells Fargo Bank, N.A. (McLean, VA) ABA #: 121-000-248 Account Name: MidCap Funding X Trust- Collections Account #: 4509127528 Attention: Williams Industrial facility

LENDER:	MIDCAP FINANCIAL TRUST

	By:	Apollo Capital Management, L.P.,
its investment manager

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Maurice Amsellem
		Name:	Maurice Amsellem
		Title:	Authorized Signatory

Address:
c/o MidCap Financial Services, LLC, as servicer 7255 Woodmont Avenue, Suite 200 Bethesda, Maryland 20814 Attn: Account Manager for Williams transaction Facsimile: 301-941-1450